                                                                    Exhibit 10.2

                              INVESTMENT AGREEMENT

                                      among

                      CHEMICAL VENTURE CAPITAL ASSOCIATES,
                        A CALIFORNIA LIMITED PARTNERSHIP,

                                  TELEWAY, INC.

                                       and

                                 JAMES F. McCANN


                          Dated as of January 16, 1995

                              INVESTMENT AGREEMENT

                  INVESTMENT AGREEMENT, dated as of January 16, 1995, among CHEMICAL VENTURE CAPITAL ASSOCIATES, a California limited partnership ("CVCA"), TELEWAY, INC., a Delaware corporation (the "Company"), and JAMES F.
McCANN ("McCann").

                                   WITNESSETH

                  WHEREAS, upon the terms and conditions set forth herein, CVCA desires to purchase, and the Company desires to issue and sell, a number of "Units" of the Company's securities, which, subject to increase upon issuance of the Additional CVCA Equity (as defined below), include a total of (i) up to 52,658 shares of the Class C Common Stock, par value $.01 per share (the "Class C Common Stock"), of the Company and (ii) Warrants (as defined below) to acquire up to 473,922 shares (subject to adjustment) of the Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), of the Company; and

                  WHEREAS, in connection with the above-described purchase and sale of securities, McCann has agreed to make certain representations to CVCA and to enter into certain agreements, as all more fully set forth herein.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in reliance upon the representations and warranties contained herein, the parties hereto do hereby agree as follows:

                  1. DEFINITIONS. The following terms when used in this Agreement shall have the following meanings, the definitions to be applicable to both the singular and plural forms of each term defined to the extent that such forms of such terms are used in this Agreement:

                  "Acceptance Notice" has the meaning set forth in Section 7.1.

                  "Additional CVCA Equity" means, depending on the time of issuance to CVCA in accordance with this Agreement, the number of Class C Shares and Warrant Shares (or a Warrant for such Warrant Shares), set forth below:

                     Time of               Number of           Number of
                    Issuance               Class C Shares      Warrant Shares
                    --------               --------------      --------------
Prior to second
Investment                                     4,909               44,185

From and after second
Investment and prior to third investment       4,537               40,829

From and after third
Investment and prior                           3,315               29,839
to fourth investment

From and after fourth
Investment and prior to fifth investment       2,820               25,380

From and after fifth Investment                2,742               24,678

The number of shares set forth in this definition shall be adjusted to reflect any subdivisions, combinations or reclassifications of the Class C Common Stock and/or Class B Common Stock following the date hereof.

                  "Adjusted Call Price" means the Call Price for each Warrant and Warrant Share using as the Appraised Value for purposes of the determination thereof the per share price to the public in the public offering in connection with which the determination of the Adjusting Payment is being made.

                  "Adjusting Payment" means a cash payment with respect to each Warrant and Warrant Share acquired upon exercise of the right set forth in
Section 7.5 in an amount equal to the excess of the Adjusted Call Price over the Call Price.

                  "affiliate" means, with respect to any person, at the time in question, any other person controlling, controlled by or under common control with such person. Neither AFS Holdings Corp. nor any of its subsidiaries shall be an "affiliate" of the Company or McCann for purposes of this Agreement.

                  "Agreement" means this Investment Agreement, including the Exhibits and Schedules hereto, as amended, supplemented or otherwise modified from time to time.

                  "Annual Interest Coverage Ratio" means, at the time of determination thereof, the ratio of (a) EBITDA for the most recently completed 12 month-period to (b) Pro Forma Interest Expense for the Pro Forma Period with respect to such determination.

                  "Applicable Market Price" means, in respect of any share of Class B Common Stock on any date herein specified, the average of the daily market prices for 30 consecutive Business Days commencing 45 days before such date. The daily market price for each such Business Day shall be (i) the last sale price on such day on the principal stock exchange on which such Class B Common Stock is then listed or admitted to trading, (ii) if no sale takes place on such day on any such exchange, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange or, if there is no such bid and asked prices on such day, on the next preceding date when such bid and asked prices occurred, (iii) if the Class B Common Stock is not then listed or admitted to trading on any stock exchange, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc., (iv) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the National Association of Securities Dealers selected by the Company.

                  "Applicable Permitted Indebtedness Level" means, with respect to each Investment, the maximum aggregate amount of Indebtedness of the Company and its subsidiaries incurred following the date of this Agreement which is permitted to be outstanding at any time following such Investment, as specified in the table set forth in Section 6.6(b).

                  "Applicable Target" for an Investment (other than the initial Investment hereunder) shall be met if and only if all three of the following criteria with respect to such Investment shall have been satisfied:
(i) the Retail Test, (ii) the Gross Revenue Test and (iii) the EBITDA Test.

                  "Business Day" means any day which is not a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York shall be permitted or required by law or executive order to be closed.

                  "Call Price" means cash, with respect to each Warrant Share, in the amount of the Appraised Value (as defined in the Warrant) thereof, and, with respect to each Warrant, in the amount of the Warrant Value Per Share (as defined in the Warrant).

                  "Cash Inflows" means all cash payments and the fair market value of all readily marketable securities (excluding any Additional CVCA Equity) received by CVCA as of the date on which the CVCA Return is being calculated (a "Measurement Date") with respect to debt and equity securities of the Company (excluding any Additional CVCA Equity) purchased, directly or indirectly, by CVCA (whether such payments are received from the Company or from any third party, and whether such payments are received as interest, dividends, proceeds with respect to a sale or redemption of securities, upon liquidation of the Company or its subsidiaries or otherwise).

                  "Cash Outflows" means the sum of all cash payments and investments made by CVCA or any affiliate of CVCA, in or in connection with (but excluding income taxes payable as a result of the disposition of) the Investments in the Company.

                  "Class A Common Stock" means the Class A Common Stock, par value $.01 per share, of the Company.

                  "Class B Common Stock" has the meaning set forth in the recitals.

                  "Class C Common Stock" has the meaning set forth in the recitals.

                  "Class C Shares" means shares of Class C Common Stock.

                  "Class C Shares Exchange" means an exchange of all the outstanding Class C Shares, with each such share being exchanged for (a) one share of Class B Common Stock (such number to be adjusted to reflect any subdivisions, combinations or reclassifications of the Class C Shares or Class B Common Stock following the date of this Agreement) and (b) one share of a new class of preferred stock of the Company (such number to be adjusted to reflect any subdivisions, combinations or reclassifications of the Class C Shares following the date of this Agreement), which class shall have an aggregate face amount and liquidation preference equal to the aggregate Unreturned Original Cost plus the aggregate Unpaid Yield thereon to the date of exchange, an annual pay-in-kind dividend rate of 10%, such rights, preferences and other protections (including requirements as to maturity) as are applicable to the Class C Shares (other than the right to participate with the other classes of Common Stock in dividends and other distributions on a pari passu basis in accordance with paragraph B(1)(c) of Article Fourth of the Amended and Restated Certificate of Incorporation of the Company as in effect on the date of this Agreement), and such other terms and provisions as are reasonably acceptable to CVCA.

                  "Closing" with respect to each Investment, means the closing of the purchase and sale of the Class C Shares and the Warrant in connection therewith, as contemplated by this Agreement.

                  "Closing Date" with respect to the initial Investment hereunder, means the date of this Agreement, and with respect to each subsequent Investment hereunder, means the date of the Closing of such Investment in accordance with Section 2.3(c).

                  "Code" means the Internal Revenue Code of 1986, as amended (including any successor thereto), and the rules and regulations promulgated thereunder.

                  "Common Stock" means the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, collectively.

                  "Company" has the meaning set forth in the introductory paragraph of this Agreement.

                  "Company Plan" has the meaning set forth in Section 3.21.

                  "contracts and other agreements" means all contracts, agreements, arrangements, undertakings, indentures, notes, bonds, loans, instruments, leases, mortgages, commitments or other consensual relationships.

                  "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person whether through the ownership of voting securities or otherwise.

                  "CVCA" has the meaning set forth in the introductory paragraph of this Agreement.

                  "CVCA Return" means the compound annual interest rate that, when used to calculate the net present value of all Cash Inflows and Cash Outflows as of the Measurement Date, causes such net present value to equal zero, as determined in good faith by CVCA.

                  "Deterioration Event" occurs with respect to the Company upon the happening of any of the following events: (a) the Company or any of its material subsidiaries shall commence any case, proceeding or other action (i) under any law relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or
(ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; (b) the Company or any of its material subsidiaries shall make a general assignment for the benefit of its creditors; (c) there shall be commenced against the Company or any of its material subsidiaries any case, proceeding or other action of a nature referred to in clause (a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 60 days; (d) there shall be commenced against the Company or any of its material subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (e) the Company or any of its material subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a),
(b), (c) or (d) above; or (f) the Company or any of its material subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

                  "Disclosure Schedule" refers to the disclosure schedule attached as Schedule II, dated the date of this Agreement, delivered by the Company to CVCA in connection with the execution and delivery of this Agreement.

                  "Dividend" means any dividend or other distribution on or in respect of the capital stock of any person and any amount paid by any such person in respect of the purchase, redemption, retirement or other acquisition of any share of its capital stock.

                  "EBITDA" means, for any period, the operating earnings of the Company and its subsidiaries for such period from continuing operations (excluding from the calculation thereof any store opening costs with respect to New Retail Units) before interest, taxes, depreciation and amortization; PROVIDED, that there shall not be included in EBITDA any operating earnings attributable to any subsidiary, division, unit or other group of assets of the Company or its subsidiaries if such subsidiary, division, unit or other group of assets shall have been sold, transferred or otherwise disposed of prior to the time of the determination of the Annual Interest Coverage Ratio or the EBITDA Test in connection with which EBITDA is measured; and PROVIDED, FURTHER, that, for purposes of the determination of the Annual Interest Coverage Ratio (but not the EBITDA Test), there shall be included in EBITDA, for the full period for which EBITDA is measured, any operating earnings attributable to any subsidiary, division, unit or other group of assets of the Company or its subsidiaries if such subsidiary, division, unit or other group of assets (i) is owned, directly or indirectly, by the Company at the time of determination of EBITDA and was acquired during the period for which EBITDA is measured or (ii) will be acquired by the Company or any subsidiary of the Company with all or part of the proceeds of the Indebtedness in connection with which the determination of the Annual Interest Coverage Ratio is being made.

                  "EBITDA Test" for an Investment (other than the initial Investment hereunder) is satisfied, if at the time of determination thereof, the amount of EBITDA plus advertising expense for the most recently completed 12 month-period is at least equal to the amount set forth opposite such Investment in Exhibit A.

                  "Environmental Laws" means, without limitation, the Hazardous Materials Transportation Act (49 U.S.C. ss.ss. 1802 ET seq.), the Federal Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss.ss. 9601 ET seq.), the Federal Water Pollution Control Act (33 U.S.C. ss.sS. 1251 et seq.), the Federal Clean Air Act (42 U.S.C. ss.ss. 7401 ET seq.), the Federal Solid Waste Disposal Act (including the Resource Conservation and Recovery Act and the Hazardous and Solid Waste

Amendments of 1984) (42 U.S.C. ss.ss. 6901 ET seq.), the Federal Toxic Substances Control Act (15 U.S.C. ss.ss. 2601, ET seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss.ss. 136 ET seq.), the Safe Drinking Water Act (42 U.S.C. ss.sS. 300F et seq.), the Occupational Health and Safety Act (29 U.S.C. ss.ss. 651 ET seq.), each as amended or supplemented from time to time, and all other environmental statutes enacted by United States governmental or regulatory bodies and by states and local governmental or regulatory bodies (including, but not limited to, municipal sewerage authorities), and any executive orders, ordinances, rules or regulations promulgated under any of the foregoing, and state tort laws and common law.

                  "Environmental Matter" means any matter arising out of, relating to or resulting from pollution, contamination, protection of the environment or human health and safety, or other related matters, including any matters relating to the spill, pumping, injection, disposal, dumping, leaching, migration, emission, discharge, release or threatened release of Hazardous Materials into the indoor or outdoor environment, including the movement of Hazardous Materials through or in air, soil, surface water, ground water or property or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                  "Equivalent Price" of a share of: (a) Class C Common Stock proposed to be sold by CVCA pursuant to Section 7.2 in connection with a Sale Notice relating to the proposed Transfer by McCann of a share of Class B Common Stock shall be equal to the sum of (i) the amount payable in respect of such share of Class B Common Stock, (ii) the Unpaid Yield on such share of Class C Common Stock immediately prior to the proposed Transfer thereof and (iii) the Unreturned Original Cost of such share of Class C Common Stock immediately prior to such proposed Transfer; and (b) Class B Common Stock proposed to be sold by CVCA pursuant to Section 7.2 in connection with a Sale Notice relating to the proposed Transfer by McCann of a Class C Share shall be equal to the amount payable in respect of such share of Class C Common Stock minus the sum of (i) the Unpaid Yield on such share of Class C Common Stock immediately prior to the proposed Transfer thereof and (ii) the Unreturned Original Cost of such share of Class C Common Stock immediately prior to such proposed Transfer.

                  "ERISA" has the meaning set forth in Section 3.21.

                  "Federal" means of or pertaining to the government of the United States of America.

                  "Financials" has the meaning set forth in Section 3.8.

                  "GAAP" means United States generally accepted accounting principles, as in effect on the date of this Agreement, consistently applied throughout the specified period and in the immediately prior comparable period, except (with respect to interim financial statements) for the absence of footnotes and normal occurring year-end adjustments.

                  "governmental or regulatory body" means any government or political subdivision thereof, whether Federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision.

                  "Gross Revenue Test" for an Investment (other than the initial Investment hereunder) is satisfied, if at the time of determination thereof, the gross revenues of the Company and its subsidiaries from continuing operations, determined on a consolidated basis and in accordance with GAAP, for the most recently completed 12 month-period is at least equal to the amount set forth opposite such Investment in Exhibit A.

                  "Hazardous Materials" means any pollutants, contaminants, hazardous or toxic substances, materials, constituents or chemicals (including petroleum or any by-products or fractions thereof, any form of natural gas, asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde) that are regulated by any Environmental Laws.

                  "herein," "hereof," "hereto," "hereunder" and other words of similar import shall be construed to refer to this Agreement as a whole, and not to any particular section, paragraph or other subdivision.

                  "Holder" means each party hereto (other than the Company) and such party's permitted successors and assigns.

                  "including" and other forms of such terms, with respect to any matter or thing, shall be construed to mean "including but not limited to" such matter or thing.

                  "Indebtedness" means, with respect to any person, (a) all indebtedness of such person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business), (b) any other indebtedness evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such person in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such person and (d) all liabilities secured by any lien or other encumbrance on any property owned by such person whether or not such person has assumed or otherwise become liable for the payment thereof; PROVIDED that the term "Indebtedness" shall not include (a) Qualifying Seller Financing, (b) obligations of such person pursuant to any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, (c) any indebtedness of the Company existing as of the date of this Agreement, (d) Refinancing Indebtedness and (e) indebtedness fully secured by cash.

                  "Indemnitee" has the meaning set forth in Section 11.2.

                  "Indemnitor" has the meaning set forth in Section 11.2.

                  "Investment" has the meaning set forth in Section 2.2.

                  "Investment Schedule" has the meaning set forth in Section
2.2.

                  "IRS" means the Internal Revenue Service of the United States of America.

                  "Issuance Notice" has the meaning set forth in Section 7.3(b).

                  "Key Events" means the events set forth in Section 6.7.

                  "Lease" has the meaning set forth in Section 3.14.

                  "Liabilities" has the meaning set forth in Section 3.19.

                  "lien or other encumbrance" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement or encumbrance.

                  "Litigation" means any claim, action, suit, proceeding, arbitration or governmental investigation.

                  "Losses" means all losses, liabilities, damages, Taxes, deficiencies, costs, fines and assessments (including interest), penalties, claims, actions, injuries, suits, judgments and expenses (including reasonable attorneys' fees and disbursements), howsoever arising, net of any insurance proceeds received by the person incurring such losses.

                  "Market Capitalization" means, at the time of determination thereof, the sum of (i) the Company's consolidated long-term indebtedness at such time and (ii) the product of (1) the total number of shares of Class B Common Stock outstanding, on a fully diluted basis, and (2) the Applicable Market Price; PROVIDED that the Market Capitalization shall be zero until such time as the Company shall have completed an initial public offering of shares of the Class B Common Stock.

                  "Market Valuation Product" means the product of (i) the per share price to the public of shares of Class B Common Stock to be sold in a public offering and (ii) the total number of shares of Class B Common Stock outstanding, on a fully diluted basis, prior to the issuance of shares of Class B Common Stock in such public offering.

                  "Material Adverse Change" occurs when any event, fact or circumstance occurs or exists which has resulted or could reasonably be expected to result in any change which is either (i) materially adverse to the Permits, business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its consolidated subsidiaries, taken as a whole, or (ii) adverse to the ability of the Company or McCann to consummate any of the transactions contemplated by this Agreement.

                  "McCann Debt" means the indebtedness of 800-FLOWERS, Inc. to McCann described in Footnote 3(A) of the June 30, 1994 Financials Statement of the Company and its subsidiaries included in the Financials, the principal amount of which on the date of this Agreement, together with accrued and unpaid interest thereon as of such date, is approximately $4,956,000.

                  "McCann Debt Exchange Rate" means, for each $100,000 of McCann Debt exchanged, a number of Class C Shares having an aggregate Original Cost (as defined in the Amended and Restated Certificate of Incorporation of the Company) of $100,000, based on the Original Cost per share in effect at such time, and a number of shares of Class B Common Stock (or a Warrant therefor) equal to the product of (a) the number of Class C Shares issued upon such exchange and (b) nine.

The number of shares set forth in this definition shall be adjusted to reflect any subdivisions, combinations or reclassifications of the Class B Common Stock and/or the Class C Common Stock following the date hereof.

                  "New Retail Unit" means any new retail operating unit (excluding franchises) opened or acquired by the Company directly (or indirectly through wholly owned subsidiaries) following June 30, 1994.

                  "Notice" has the meaning set forth in Section 11.2.

                  "Offer Notice" has the meaning set forth in Section 7.1.

                  "Offered Common Stock" has the meaning set forth in Section
7.1.

                  "Permits" means all licenses, permits, orders, approvals, registrations, authorizations and qualifications with and under all Federal, state, local or foreign laws and governmental or regulatory bodies that are necessary for the conduct of the business and the ownership of the properties of the Company and its subsidiaries.

                  "Permitted Business Combination" means any merger or consolidation of the Company with any other person in the gift, floral or sentiment industry (or any other similar business combination transaction with any such person), provided that McCann (i) is the chief executive officer of the surviving or resulting person in or as a result of such merger, consolidation or other business combination and (ii) either (A) has the contractual right, directly or indirectly, to designate to serve on the Board of Directors of such surviving or resulting person more directors than any other beneficial owner of the common stock of such surviving or resulting person (it being understood that if no other beneficial owner has any such right, McCann must have the right, directly or indirectly, to designate at least one director to serve on the Board of Directors of such surviving or resulting person) or (B) beneficially owns a majority of the voting securities of such surviving or resulting person entitled to vote in the election of directors.

                  "Permitted Transfer" means: (i) any Transfer of equity securities of the Company by any Holder to any affiliate of such Holder and (ii) any Transfer of securities (including, in the case of McCann, the McCann Debt)
(y) upon the death of an individual Holder, or individual Permitted Transferee of a Holder, to his or her executors, administrators, testamentary trustees, legatees or beneficiaries or (z) in compliance with applicable securities laws, to the Holder's spouse, lineal descendants or other family members of the Holder by blood, marriage or adoption (or to a trust or custodianship the beneficiaries of which include only one or more of the Holder, the Holder's spouse, lineal descendants or other family members of the Holder by blood, marriage or adoption); PROVIDED, in the case of each of clauses (i) and (ii), that the Transferee shall have agreed in writing at the time of such Transfer to be bound by the provisions of this Agreement with respect to the securities so Transferred; and PROVIDED, FURTHER, that for purposes of this definition, CVCA's affiliates shall include any Person a majority of whose capital stock or partnership interests is owned by Chemical Banking Corporation, a Delaware corporation (or any successor entity), Chemical Venture Partners, a general partnership organized under the laws of the State of New York (or any successor entity), and/or any direct or indirect wholly owned subsidiary or partnership of either.

                  "person" means and includes any natural person, corporation, partnership, firm, joint venture, association, joint-stock company, trust, business trust, unincorporated organization, governmental or political subdivision, regulatory body or other entity.

                  "Pro Forma Interest Expense" means, for the Pro Forma Period in connection with which the determination thereof is being made, the amount of interest expense, both expensed and capitalized (including amortization of debt discount and commissions, discounts and other fees and charges owed with respect to indebtedness), of the Company and its subsidiaries, determined on a consolidated basis, in accordance with GAAP, which will accrue for such period on the aggregate principal amount of the indebtedness of the Company and its subsidiaries, determined on a consolidated basis, in accordance with GAAP (including, without limitation, the McCann Debt, any Refinancing Indebtedness, any Qualifying Selling Financing, any Qualifying Indebtedness then outstanding and, if applicable, the proposed indebtedness in connection with which the determination of Pro Forma Interest Expense is being made). To the extent that, at the time of the determination of the Pro Forma Interest Expense, the rate of interest to be accrued during the Pro Forma Period is not fixed or otherwise determinable or estimable with reasonable accuracy by reference to the contracts and other agreements pursuant to which the Company's and its subsidiaries' indebtedness is (or is proposed to be) outstanding, such rate shall, for purposes of calculating the Pro Forma Interest Expense, be assumed to be the then applicable reference rate and applicable spread payable by the Company to Chemical Bank (or any substitute lender of the Company) on borrowings under loan arrangements then in effect.

                  "Pro Forma Period" means, with respect to each determination of the Annual Interest Coverage Ratio, the twelve-month period beginning with the first complete calendar month following such determination.

                  "Property" means real, personal or mixed property, tangible or intangible.

                  "Public Sale" means any sale of the Company's equity securities to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 (or any successor or similar provision then in effect) under the Securities Act.

                  "Qualifying Indebtedness" means any Indebtedness of the Company and its subsidiaries, if the Annual Interest Coverage Ratio for such Indebtedness, together with all other Indebtedness of the Company and its subsidiaries, is not less than two to one.

                  "Qualifying Seller Financing" shall mean indebtedness of the Company or its subsidiaries to any person incurred to finance, in whole or in part, the purchase from such person of (i) all or substantially all of the assets or business of such person or a unit, division or subsidiary of such person or (ii) such person's capital stock of (or other equity interest in) any other person, provided that such capital stock or other equity interest constitutes a majority of the equity of such other person.

                  "Refinancing Indebtedness" means any refinancing of or replacement indebtedness for any indebtedness of the Company and its subsidiaries which is outstanding on the date of this Agreement.

                  "Registrable Securities" shall mean any Class B Common Stock owned by any Holder thereof, including any Class B Common Stock which may be issued or distributed by way of stock dividend or stock split or other distribution, recapitalization or reclassification and including any Warrant Shares which may be issued or issuable upon exercise of Warrants held by such Holder. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) such securities shall have been registered under the Securities Act, and the registration statement with respect to the sale of such securities shall have become effective under the Securities Act or such securities shall have been sold under circumstances in which all applicable conditions of Rule 144 (or any similar provision then in force) under the Securities Act are met, (ii) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of such securities shall not require registration or qualification of such securities under the Securities Act or any state securities or blue sky law then in force or (iii) such securities shall cease to be outstanding.

                  "Registration Expenses" shall mean all expenses incident to the Company's performance of or compliance with Section 8, including all SEC and stock exchange or National Association of Securities Dealers, Inc. registration and filing fees and expenses, fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), rating agency fees, printing expenses, messenger, telephone and delivery expenses, the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange or national market system on which similar securities issued by the Company are then listed, fees and disbursements of counsel for the Company and all independent certified public accountants (including the expenses of any annual audit, special audit and "cold comfort" letters required by or incident to such performance and compliance), securities laws liability insurance (if the Company so desires), the fees and disbursements of underwriters (including all fees and expenses of any "qualified independent underwriter" required by the rules of the NASD) customarily paid by issuers or sellers of securities, the reasonable fees of one counsel selected by CVCA to represent it in connection with each registration pursuant to Section 8, the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, fees and expenses of other persons retained by the Company (but not including any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Registrable Securities by Holders of such Registrable Securities) and other reasonable out-of-pocket expenses of Holders.

                  "Restricted Securities" means the equity securities of the Company; PROVIDED that such Securities shall cease to be Restricted Securities when they have (i) been registered and disposed of in accordance with a registration statement under the Securities Act, (ii) been sold pursuant to Rule 144 (or any successor or similar provision then in force) under the Securities Act or (iii) been otherwise transferred and new instruments or certificates for such securities not bearing the legend set forth in Section 6.5 with respect to the Securities Act have been delivered by the Company.

                  "Retail Test" for an Investment (other than the initial Investment hereunder) is satisfied, if at the time of determination thereof, any of the following is true: (i) the aggregate number of New Retail Units, (ii) the aggregate square footage of all New Retail Units or (iii) the aggregate gross revenue of the Company and its subsidiaries from continuing operations of all New Retail Units, is at least equal to the applicable number or amount set forth opposite such Investment in Exhibit A.

                  "Sale Notice" has the meaning set forth in Section 7.2.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended, or any successor or similar federal law then in force.

                  "Stockholders' Agreement" means the Stockholders' Agreement, dated as of the 1st day of July, 1992, by and among JAP Equities, Inc., McCann and the Company.

                  "subsidiary" of any person, means a person 50% or more of the outstanding voting stock, general partnership interests or other ownership interests of which are owned, directly or indirectly, by such person or one or more other subsidiaries of such person. For the purposes of this definition, "voting stock" means stock that ordinarily has voting power for the election of directors, whether at all times or only so far as no senior class of stock has such voting power by reason of any contingency.

                  "Taxes" means all taxes, charges, fees, levies, or other similar assessments, including (i) income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, licensing, withholding, employment, payroll, estimated and franchise taxes imposed by the United States of America, any state, local, or foreign government, or any subdivision, agency, or other similar person of the United States, or any such government; and (ii) any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any Tax or any contest, dispute, or refund thereof.

                  "Tax Returns" means any report, return, statement, or other information required to be supplied to a taxing authority in connection with Taxes.

                  "Transfer" means, with respect to any interest in Common Stock or any other capital stock of the Company (or rights in respect thereof), any sale, transfer, pledge, assignment or other disposition of such interest.

                  "Unit" has the meaning set forth in Section 2.2.

                  "Unpaid Yield" has the meaning set forth in the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date of this Agreement (a copy of which is attached as Exhibit C).

                  "Unreturned Original Cost" has the meaning set forth in the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date of this Agreement (a copy of which is attached as Exhibit C).

                  "Warrant" means a Warrant issued by the Company to acquire upon exercise thereof the number of shares of Class B Common Stock indicated therein (as adjusted pursuant thereto from time to time), substantially in the form of Exhibit B, and any Warrant issued upon transfer, division or combination thereof or in substitution therefor.

                  "Warrant Shares" means shares of Class B Common Stock issuable upon exercise of Warrants.

                  20 AUTHORIZATION PURCHASE AND SALE AND CLOSING.

                           2.1 AUTHORIZATION. Upon and subject to the terms and
conditions set forth in this Agreement, the Company has authorized the issuance and sale to CVCA of (a) up to 52,658 Class C Shares and (b) Warrants to acquire up to 473,922 Warrant Shares (such number of (i) Class C Shares and Warrant Shares to be adjusted to reflect any subdivisions, combinations or reclassifications of the Class C Shares or Class B Common Stock following the date of this Agreement and (ii) Warrant Shares to be adjusted from time to time pursuant to the Warrant issued by the Company with respect thereto). The Company has also authorized the issuance of the Additional CVCA Equity.

                           2.2 PURCHASE AND SALE. Upon and subject to the terms
and conditions set forth in this Agreement, CVCA hereby agrees to purchase, and the Company hereby agrees to issue and sell, in units ("Units") of Class C Shares and Warrant Shares, (i) an aggregate of 52,658 Class C Shares and (ii) Warrants exercisable for 473,922 Warrant Shares (such number of (i) Class C Shares and Warrant Shares to be adjusted to reflect any subdivisions, combinations or, reclassifications of the Class C Shares or Class B Common Stock following the date of this Agreement and (ii) Warrant Shares to be adjusted from time to time pursuant to the Warrant issued by the Company with respect thereto). Such Class C Shares and such Warrants shall be purchased, issued and sold in a series of investments (each an "Investment"; collectively, the "Investments") by CVCA made upon and subject to the terms and conditions of this Agreement, with the purchase price, the number of Class C Shares and the number of Warrant Shares represented by each Warrant (subject to adjustment from time to time as set forth above) issued in connection with each such Investment being as set forth in Schedule I (the "Investment Schedule"). CVCA shall not be permitted to purchase Warrant Shares (or Warrants) or Class C Shares other than in Units.

                           2.3 CLOSING. (a) Each Closing shall take place at the
offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, or at such other time and place as may be agreed upon by the parties in accordance with the terms hereof.

                  (b) At the Closing of the initial Investment hereunder and at each subsequent Closing, (i) the Company shall deliver to CVCA, against delivery of the applicable purchase price therefor set forth in the Investment Schedule,
(1) a single certificate in definitive form representing the Class C Shares to be purchased at such Closing, registered in CVCA's name (or the name of its nominee), and (2) the Warrant to be purchased at such Closing, issued in the name of CVCA or the name of its nominee) and (ii) CVCA shall deliver to the Company, against delivery of the certificate representing the Class C Shares to be purchased at such Closing and the Warrant to be purchased at such Closing, by wire delivery to such account as the Company shall designate and give notice thereof in writing to CVCA at least two Business Days prior to the Closing Date with respect to such Closing, such applicable purchase price, payable in immediately available federal funds in New York City.

                  (c) Upon and subject to the terms and conditions hereof, the Company may, at its option, require CVCA to make Investments hereunder upon written notice from the Company to CVCA requesting that CVCA make an Investment; PROVIDED, that subject to the terms and conditions hereof, upon satisfaction of the conditions set forth in Section 9 hereof to the initial Investment, the Company shall cause CVCA to make such initial

Investment in accordance with this Section 2.3(c). The Closing of such Investment shall, upon and subject to the terms and conditions hereof, be held within ten Business Days following receipt of such notice. At such Closing, (i) CVCA shall deliver to the Company the applicable purchase price set forth in the Investment Schedule, payable in immediately available federal funds in New York City, and (ii) the Company shall deliver to CVCA the documents and certificates required to be delivered pursuant to Section 9.

                  30 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to CVCA as follows:

                           3.1 ORGANIZATION; AUTHORITY AND STANDING. (a) The
Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to execute and deliver this Agreement and each Warrant issuable hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company has no subsidiaries other than those set forth in Section 3.1(a) of the Disclosure Schedule. Each of the Company's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and, except as set forth in Section 3.1(a) of the Disclosure Schedule, is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to so qualify, be licensed and in good standing, individually or in the aggregate, has had a Material Adverse Change.

                  (b) The Company and each of its subsidiaries has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as proposed to be conducted by it. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction set forth in Section 3.1(b) of the Disclosure Schedule. Such jurisdictions are the only jurisdictions in which such qualification or licensing and good standing is required by law, except for any jurisdictions in which the failure to be so qualified or licensed and in good standing has not, individually or in the aggregate, had a Material Adverse Change.

                           3.2 AUTHORITY; EXECUTION AND DELIVERY. The execution,
delivery and performance by the Company of this Agreement and each Warrant and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Each of this Agreement and the Warrants has been (or, in the case of Warrants issued after the date of this Agreement, will be) duly executed and delivered by the Company and constitutes (or, in the case of Warrants issued after the date of this Agreement, will constitute) the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except
(i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing and (ii) to the extent that the indemnification rights set forth in Section 8.5 may be limited by applicable law.

                           3.3 GOVERNMENTAL CONSENTS AND APPROVALS. The
execution and delivery by the Company of this Agreement and each Warrant, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not require the Company to obtain any consent, approval or action of, or make any filing with or give any notice to, any governmental or regulatory body or judicial authority, except for such consents, approvals, actions, filings and notices as may be required in connection with the exercise of registration rights set forth in Section 8.

                           3.4 NO BREACH. (a) The execution, delivery and
performance by the Company of this Agreement and each Warrant and the consummation by the Company of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof do not and will not: (i) violate any provision of the certificate of incorporation or by-laws or other charter or organizational documents of the Company or any of its subsidiaries; (ii) violate, conflict with or result in the breach of any of the provisions of, result in a modification of the effect of, otherwise give any other contracting party the right to terminate, cancel or accelerate, or constitute (with or without notice or lapse of time or both) a default under, any material contract or other agreement to which the Company or any of its subsidiaries is a party or by or to which the Company or any subsidiary of the Company or any of their respective assets or properties may be bound or subject;
(iii) violate any existing term or provision of any law, regulation, order, writ, judgment, injunction or decree applicable to the Company or any of its subsidiaries or any of their respective assets or properties; or (iv) result in the breach of any of the terms or conditions of, constitute (with or without notice or lapse of time or both) a default under, or otherwise cause an impairment of, any material Permit.

                  (b) Except for the obligations of McCann and the Company to JAP Equities, Inc. pursuant to the Stockholders' Agreement (the satisfaction of such obligations shall be a condition precedent to each Closing hereunder and the issuance of any securities of the Company pursuant hereto), none of the issuance of the Class C Shares, the Warrants or the Warrant

Shares is or will be subject to any preemptive or similar right.

                           3.5 CAPITAL STOCK; TITLE; AUTHORIZATION AND
RESERVATION OF COMMON STOCK. Section 3.5 of the Disclosure Schedule accurately sets forth the authorized capital stock of the Company and the number of shares of each class of capital stock of the Company that are issued and outstanding as of the date hereof. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned of record by the persons set forth in Section 3.5 of the Disclosure Schedule. Upon delivery of the payment for the Class C Shares on each of the Closing Dates as herein provided, such Class C Shares will be validly issued, fully paid and nonassessable, and CVCA will acquire good title thereto, free and clear of any lien or other encumbrance (other than the restrictions on Transfer of the Class C Shares expressly set forth in this Agreement). The Warrant Shares have been reserved for issuance and, when issued upon exercise of the Warrants, will be validly issued, fully paid and nonassessable, and CVCA will acquire good title thereto, free and clear of any lien or other encumbrance (other than the restrictions on Transfer of the Warrant Shares expressly set forth in this Agreement).

                           3.6 OPTIONS OR OTHER RIGHTS. Except pursuant to this
Agreement and except as set forth in Section 3.6 of the Disclosure Schedule, (a) there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from the Company or any subsidiary of the Company any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other equity security of the Company or any subsidiary of the Company (or any interest therein), (b) there is no outstanding security of any kind convertible into or exchangeable for the capital stock of the Company or any subsidiary of the Company (or any interest therein), and (c) there is no outstanding contract or other agreement of or binding upon any of the Company, any subsidiary of the Company or McCann to issue, sell, purchase, redeem or otherwise acquire any outstanding shares of the capital stock of the Company. Except as set forth in Section 3.6 of the Disclosure Schedule, there is no agreement of any kind that gives any person any right to participate in the equity, value or income of, or to vote (i) in the election of directors or officers of or (ii) otherwise with respect to the affairs of, the Company.

                           3.7 CHARTER DOCUMENTS AND BY-LAWS. The Company has
heretofore delivered to CVCA a true and complete copy of (a) the Amended and Restated Certificate of Incorporation (a copy of which is attached as Exhibit C) and (ii) the By-laws of the Company, in each case as in effect on the date of this Agreement.

                           3.8 FINANCIALS; BOOKS AND RECORDS. (a) The
audited balance sheets of the Company and its subsidiaries as at June 30, 1994, 1993 and 1992 and the related audited statements of stockholders' equity and cash flows (including the footnotes thereto), for the period then ended, and the consolidated statements of operations of the Company for the periods ended June 30, 1994 and 1993 (including the footnotes thereto), all of which have been delivered to CVCA, present fairly in all material respects the financial position, results of operations and cash flows of the Company as at such date and for each such period in accordance with GAAP. The foregoing financial statements are sometimes herein called the "Financials."

                  (b) The financial records, ledgers and account books of the Company have been kept in the ordinary course of business and are true, complete and accurate in all material respects.

                           3.9 NO MATERIAL ADVERSE CHANGE. Except as set forth
in Section 3.9 of the Disclosure Schedule, since June 30, 1994, there has not been a Material Adverse Change.

                           3.10 COMPLIANCE WITH LAWS. Except as set forth in
Section 3.10 of the Disclosure Schedule, the Company is, and at all times since July 1, 1992 has been, in compliance with all Federal, state, local or foreign laws, ordinances or regulations and other requirements (including any writ, judgment, decree, injunction, or similar order applicable to any of such persons or the business or assets of such persons) of any governmental or regulatory body, court or arbitrator applicable to its business, the violation of which, individually or in the aggregate, has had a Material Adverse Change.

                           3.11 PERMITS. The Company has or has obtained all
material Permits, no material violation exists or has been recorded in respect of any such Permit, and no proceeding is pending or, to the knowledge of the Company, threatened, to suspend, restrict, revoke or limit any such Permit.

                           3.12 LITIGATION. Except as set forth in Section 3.12
of the Disclosure Schedule, there is no Litigation pending to which the Company or any subsidiary of the Company is a party or by which the Company or any subsidiary of the Company or their respective assets or properties are bound by or before any Federal, state, municipal, foreign or other court or governmental or regulatory body, or any private tribunal, or, to the knowledge of the Company, threatened (in writing or, during the 12-month period prior to the date of this Agreement, orally) against the Company or any subsidiary of the Company, which if adversely determined would, individually or in the aggregate, have a Material Adverse Change. Neither the Company or any subsidiary of the Company nor any officer, director or employee of the Company or any such subsidiary has been permanently or temporarily enjoined or barred by any order, judgment or decree of any court or other tribunal or any governmental or regulatory body from engaging in or continuing any conduct or practice in connection with the business conducted by the Company and its subsidiaries.

                           3.13 CONTRACTS AND OTHER AGREEMENTS. (a) Section
3.13(a) of the Disclosure Schedule sets forth a listing of all of the following contracts and other agreements (which are currently in force) to which the Company or any such subsidiary of the Company is a party or by or to which the Company or any subsidiary of the Company or any of their respective assets or properties are bound or subject:

                  (i) contracts and other agreements with any labor union or association representing any employee;

                  (ii) contracts and other agreements for the sale or lease (other than where the Company is a lessee) of any assets or properties (other than the Leases) or for the grant to any person (other than to the Company) of any preferential rights to purchase any assets or properties which provide for payments to the Company of at least $100,000;

                  (iii) contracts and other agreements relating to the acquisition by the Company of any operating business or block of business of any other person;

                  (iv) contracts relating to the disposition or acquisition of any investment (excluding investments in the ordinary course of business in debt instruments) or any interest in any person outside the ordinary course of business;

                  (v) joint venture, partnership, management, consulting and employment agreements;

                  (vi) contracts or other agreements under which the Company agrees to indemnify any party, other than in the ordinary course of business, consistent with past practice, or to share a Tax liability of any party;

                  (vii) contracts and other agreements containing covenants restricting the Company or any of its subsidiaries from competing in any line of business or with any person in any geographical area or requiring the Company or any of its subsidiaries to engage in any line of business or containing covenants of any other person not to compete with the Company or any of its subsidiaries in any line of business or in any geographical area;

                  (viii) contracts and other agreements containing restrictions on the incurrence of indebtedness by the Company or any of its subsidiaries;

                  (ix) contracts and other agreements relating to the making of any loan or advance by the Company or any of its subsidiaries (it being understood that accounts receivable booked in the ordinary course of business do not constitute loans or advances for the purpose of this clause (ix));

                  (x) other than trade payables incurred in the ordinary course of business, (a) any contract or other agreement relating to the borrowing of money by the Company or any of its subsidiaries or (b) the direct or indirect guaranty by the Company or any of its subsidiaries of any obligation of $100,000 or more, an agreement by the Company or any of its subsidiaries to service the repayment of borrowed money, or any other contingent obligations of the Company or any of its subsidiaries in respect of indebtedness, of any other person, including, (1) any agreement or arrangement relating to the maintenance of compensating balances, (2) any agreement or arrangement with respect to lines of credit, (3) any agreement to advance or supply funds to any other person, (4) any agreement to pay for property, products or services of any other person, whether or not such property, products or services are conveyed, delivered or rendered, (5) any keep-well, make-whole or maintenance of working capital or earnings or similar agreement, (6) any guaranty with respect to any lease or other similar periodic payments to be made by any such person or (7) agreements evidencing any obligations pursuant to any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases under GAAP;

                  (xi) all contracts or other agreements pursuant to which the Company or any of its subsidiaries licenses, leases or uses any computer software or software applications which are material to the business of the Company and its consolidated subsidiaries, taken as a whole; and

                  (xii) all outstanding proxies, powers of attorney, or similar delegations of authority.

                  (b) There have been delivered or made available to CVCA true and complete copies of all of the contracts and other agreements set forth in
Section 3.13(a) of the Disclosure Schedule or in any other Section of the Disclosure Schedule. Each such contract and other agreement (i) is, to the Company's knowledge, in full force and effect, (ii) constitutes a legal, valid, and binding obligation of (1) the Company or the subsidiary of the Company party thereto and (2) to the Company's knowledge, each other party thereto, and (iii) is enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing, except where the failure of any such contract or agreement to be enforceable has not, individually or in the aggregate, had a Material Adverse Change. The Company has not received any notice, whether written or oral, of termination or intention to terminate from any other party to such contract or agreement. Neither the Company or any subsidiary of the Company (as the case may be) nor, to the Company's knowledge, any other party to any such contract or agreement is in violation or breach of or default under any such contract or agreement (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such contract or agreement), which violation, breach, or default has had, individually or in the aggregate, a Material Adverse Change.

                           3.14 REAL ESTATE. (a) Neither the Company nor any
subsidiary of the Company owns any real estate; (b) all leases, subleases or other agreements or arrangements (each, a "Lease") relating to real property used by the Company and its subsidiaries are listed in Section 3.14(a) of the Disclosure Schedule; (c) there are no unexpired options (excluding options to extend lease terms) held by, or contractual obligations of, the Company or any subsidiary of the Company to purchase or acquire any interest in real property; and (d) there are no unexpired options granted by, or contractual obligations of, the Company or any subsidiary of the Company to sell or dispose of any interest in real property. The lessor or lessee under each Lease set forth in
Section 3.14(a) of the Disclosure Schedule is as set forth therein. Each such Lease (i) is, to the Company's knowledge, in full force and effect, (ii) constitutes a legal, valid and binding obligation of (1) the Company or the subsidiary of the Company party thereto and (2) to the Company's knowledge, each other party thereto, and (iii) is enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing except where the failure to be enforceable has not, individually or in the aggregate, had a Material Adverse Change. The Company has not received any notice, whether written or oral, of termination or intention to terminate from any other party to such Lease. Neither the Company (or any of its subsidiaries) nor, to the Company's knowledge, any other party to any such Lease is in violation or breach of or default thereunder (or with or without notice or lapse of time or both, would be in violation or breach of or default thereunder), which violation, breach, or default has had, individually or in the aggregate, a Material Adverse Change.

                           3.15 PERSONAL PROPERTY. (a) The Company (including
through its subsidiaries) is the licensee, or the sole and exclusive owner, of all trade names, unregistered trademarks and service marks, brand names, patents, copyrights, registered trademarks and service marks used in the business of the Company or any subsidiary of the Company, and all applications for any of the foregoing, and all permits, grants and licenses or other rights with respect thereto, the absence of which, individually or in the aggregate, has had a Material Adverse Change, and, except as set forth in Section 3.15 of the Disclosure Schedule, neither the Company nor any subsidiary of the Company
(i) uses any of such intangible property by consent of any other person, or (ii) is required to make any payments to others with respect thereto. All such intangible property is set forth in Section 3.15 of the Disclosure Schedule. Except as set forth in Section 3.15 of the Disclosure Schedule, neither the Company nor any subsidiary of the Company has been charged with any infringement of any intangible property of the character described above and the Company has not been notified or advised of any claim of any other person relating to any of such intangible property.

                  (b) All assets which are used in the conduct of the businesses of the Company and its subsidiaries, taken as a whole, and have a net book value of at least $100,000 are in all material respects in good operating order, usable in the ordinary course of business and adequate to carry out such businesses as currently conducted and presently contemplated, and adequately maintained in accordance with the Company's normal practices, except for ordinary wear and tear in the ordinary course of business.

                           3.16 OPERATIONS OF THE COMPANY. (a) Except as set
forth in Section 3.16 of the Disclosure Schedule, since June 30, 1994, the Company has not, directly or indirectly (including through its subsidiaries):

                  (i  incurred any indebtedness for borrowed money;

                  (ii declared or paid any Dividends or declared or made any other distributions of any kind to its securityholders or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

                  (iii made or permitted any amendment, termination, waiver or lapse (other than in accordance with its terms) of any material right of the Company or any subsidiary of the Company under any material contract or agreement or governmental license, authorization or Permit;

                  (iv made any loan or advance to its securityholders or to any of its directors, officers or employees, consultants, agents or other representatives (other than advances made in the ordinary course of business), or made any other loan or advance, other than in the ordinary course of business consistent with past practice;

                  (v entered into any lease (as lessee) under which the Company or any of its subsidiaries would be obligated to make payments in any one year of $100,000 or more, sold, abandoned or made any other disposition of any of its assets or properties (except for sales of assets in the ordinary course of business), or granted or suffered any lien or other encumbrance on any of its assets or properties;

                  (vi made any material acquisition of assets, properties, securities or business of any other person;

                  (vii paid, directly or indirectly, any of its material liabilities before the same became due in accordance with its terms or other than in the ordinary course of business;

                  (viii terminated or failed to renew (where renewal was permitted), or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew (where renewal was permitted), any contract or other agreement, the absence of which has had, individually or in the aggregate, a Material Adverse Change;

                  (ix entered into any other contract or other agreement or other transaction that materially increases its liabilities, other than in the ordinary course of business;

                  (x modified, changed or terminated its method of accounting or accounting practices; or

                  (xi entered into any contract or other agreement to do any of the foregoing.

                  (b The Company has previously provided to CVCA a true and correct list of the employees of the Company whose annual total compensation exceeds $100,000, which list sets forth the current salary and other compensation of each of such employees.

                           3.17 REGULATORY FILINGS. Except as set forth in
Section 3.17 of the Disclosure Schedule, since July 1, 1992, the Company has filed all reports, statements, documents, registrations, filings or submissions required to be filed by it with any governmental or regulatory body with respect to which the failure to so file, individually or in the aggregate, has had a Material Adverse Change, and all such filings were in compliance with applicable law in all material respects when made.

                           3.18 RELATED TRANSACTIONS. Except as disclosed
in Section 3.18 of the Disclosure Schedule, (i) neither McCann nor any of his affiliates (which is deemed to include all family members for purposes of this Section 3.18) (other than the Company) provides or causes to be provided to the Company any material products, services, equipment, facilities, or similar items, and (ii) there are no, and since June 30, 1994 there have not been any, Liabilities, contracts or other agreements or other transactions between the Company and McCann or any of his affiliates (other than the Company) or any officer, director or employee of any affiliate of McCann (or other entity in which McCann or any of his affiliates has a material equity interest).

                           3.19 LIABILITIES. As of June 30, 1994, the Company
did not have any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise ("Liabilities") required by GAAP to be reflected in, reserved against on, or disclosed in the footnotes to, the balance sheet at June 30, 1994 included in the Financials which were not so reflected, reserved or disclosed. Except as set forth in Section 3.19 of the Disclosure Schedule, since June 30, 1994, the Company has not incurred any material Liabilities other than in the ordinary course of business, consistent with past practice.

                           3.20 BROKERS. No broker or finder has acted directly
or indirectly for the Company nor has the Company incurred any obligation to pay any brokerage, finder's fee or other commission in connection with the transactions contemplated by this Agreement.

                           3.21 EMPLOYEE BENEFITS. (a) Section 3.21(a) of the
Disclosure Schedule lists each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (including pension plans, profit sharing plans, stock bonus plans, multiemployer plans (within the meaning of ERISA section 3(37)), medical reimbursement, life, disability and severance pay plans) and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including employment, change-in-control, fringe benefit, stock purchase, stock option, bonus, incentive and deferred compensation plans or arrangements and any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which the Company or any of its subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans."

                  (b With respect to each Company Plan, the Company has made available to CVCA a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof (including all amendments thereto which will become effective at a later date) and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent summary plan description and (iii) the most recent annual report form (Form 5500 series), financial statement and actuarial report.

                  (c (i) Each Company Plan has been established and administered in accordance with its terms in all material respects, and in substantial compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations (including any continuation coverage required by the Consolidated Omnibus Reconciliation Act of 1985); (ii) each Company Plan which is intended to be qualified within the meaning of Code section 401(a) has received a favorable determination letter as to its qualification and nothing has occurred which could be expected to adversely affect such determination; (iii) with respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, the Company does not know of any facts or circumstances which could give rise to any such actions, suits or claims and the Company will promptly notify CVCA in writing of any pending or threatened claims arising between the date hereof and the Closing Date; (iv) neither the Company nor any other party has engaged in a prohibited transaction, as such term is defined under Code section 4975 or ERISA section 406, which would subject the Company or CVCA to any material taxes, penalties or other liabilities under Code section 4975 or ERISA section 409 or 502(i); (v) no event has occurred and no condition exists that would subject the Company or CVCA to any material tax under Code sections 4971, 4972, 4976, 4977, 4979 or 4980, or to a material fine under ERISA section 502(c); (vi) all insurance premiums required with respect to Company Plans as of the Closing Date have been or will be paid prior thereto or adequate reserves have been provided for on the Company's balance sheet; (vii) for each Company Plan with respect to which a Form 5500 has been filed, no material adverse change has occurred with respect to the matters covered by such Form since the date thereof; and (viii) all contributions required to be made prior to the Closing Date under the terms of any Company Plan, the Code, ERISA or other applicable law have been or will be timely made or adequate reserves have been provided in respect of such Plan on the Company's balance sheet.

                  (d (i) Neither the Company nor any member of its Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code section 414(b), (c), (m) or (o)) has incurred any "accumulated funding deficiency" as such term is defined in ERISA section 302 and Code section 412 (whether or not waived) with respect to any pension plan (within the meaning of ERISA Section 3(2)); (ii) no amendment has occurred which has required or could reasonably be expected to require the Company or any member of its Controlled Group to provide security pursuant to Code section 401(a)(29); and (iii) neither the Company nor any member of its Controlled Group has engaged in a transaction which could be expected to subject the Company to liability under ERISA section 4069.

                  (e Neither the Company nor any member of its Controlled Group
(i) has incurred any liability which remains outstanding under Title IV of ERISA (other than for routine payment of premiums, none of which is overdue), (ii) currently contributes to any multiemployer plan (as defined below), or (iii) has at any time contributed to, or had any obligation or liability in respect of, any multiemployer plan (within the meaning of section 4001(a)(3) of ERISA) which could reasonably be expected to result in liability to the Company or such member.

                  (f No transaction contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits by the Company.

                           3.22 ENVIRONMENTAL MATTERS. (a) Except as set forth
in Section 3.22(a) of the Disclosure Schedule, each of the Company and its subsidiaries is in compliance in all material respects with all applicable Environmental Laws.

                  (b To the knowledge of the Company (which means, for purposes of this Section 3.22(b), the knowledge (after due inquiry) of the officers of the Company listed in Section 3.22(b) of the Disclosure Schedule), there are no facts, events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans (i) that, individually or in the aggregate, would reasonably be expected to give rise to any material statutory liability of the Company or any of its subsidiaries under any Environmental Laws or any common law cause of action against the Company or any of its subsidiaries with respect to any Environmental Matter, or (ii) that would reasonably be expected to form the basis of any material claim, action, suit, proceeding, hearing, investigation or inquiry involving the Company or any of its subsidiaries based on or related to any Environmental Matter.

                  (c The Company has not, since July 1, 1992, received any notice in writing from any governmental or regulatory body that it is or may be a potentially responsible party at any waste disposal site.

                           3.23 TAXES. For purposes of this Section 3.23,
any reference to the Company shall include any corporation which merged or was liquidated with and into the Company and/or any predecessor thereto; PROVIDED, however that any reference to the Company shall not include any corporation (other than the Company) which cannot have any liability for Taxes because all applicable statutes of limitation for the assessment and collection of Taxes have expired. Except as previously specifically disclosed to CVCA in writing:

                  (a All Tax Returns required to be filed by or with respect to the Company have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. The Company (i) has timely paid all material Taxes that are due, or which, to the knowledge of the Company, may be or have been claimed or asserted by any taxing authority to be due, from or with respect to it for the periods prior to the date of this Agreement or (ii) has provided for all material Taxes in its books and records and in accordance with GAAP. The Company has made (or there has been made on its behalf) all required current material estimated Tax payments sufficient to avoid any material underpayment penalties.

                  (b None of the United States federal income Tax Returns of the Company and of each affiliated group (within the meaning of the Code) of which the Company is or has been a member have been audited or examined by the IRS, and the statute of limitations for all periods through the respective years specified in Section 3.23 of the Disclosure Schedule has not expired. There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period. The Company has delivered or made available to CVCA true and complete copies of each of (i) any audit report issued to the Company relating to the United States federal, state, local, or foreign Taxes due from or with respect to the Company and (ii) the United States federal, state, local, and foreign Tax Returns, for each of the taxable years of the Company's existence, filed by the Company or the portions of such returns that relate to the Company filed by any affiliated, consolidated, combined, or unitary group of which the Company was then a member. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to the Company.

                  (c No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending or, to the knowledge of the Company, threatened with respect to any material Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company. No assessment of Tax is proposed against the Company or any of its assets or properties.

                  (d No consent to the application of section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any of its assets or properties. None of the assets or properties of the Company is an asset or property that is or will be required to be treated as being (i) owned by any person (other than the Company) pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or
(ii) tax-exempt use property within the meaning of section 168(h)(1) of the Code.

                  (e The Company has not agreed to and is not required to make any adjustment pursuant to section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company. The IRS has not proposed any such adjustment or change in accounting method.

                  (f The Company has duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable laws and regulations.

                           3.24 DISCLOSURE. Neither (i) the information in any
written statement (other than this Agreement), certificate, schedule, list or other written information (excluding any projections) furnished or to be furnished by the Company (or on behalf of the Company by the individuals listed in Section 3.24 of the Disclosure Schedule) to CVCA in connection herewith, taken together as a whole, nor (ii) the representations and warranties by the Company herein, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                           3.25 OFFERING OF SECURITIES. Assuming the accuracy of
the representation set forth in Section 5.5, the offering, issuance and sale of the Class C Shares and the Warrants hereunder are exempt from the registration requirements of the Securities Act.

                  4. REPRESENTATIONS AND WARRANTIES OF MCCANN. McCann represents and warrants to CVCA as follows:

                           4.1 CAPACITY. McCann has the capacity to execute and
deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby.

                           4.2 AUTHORITY; EXECUTION AND DELIVERY. This

Agreement has been duly executed and delivered by McCann and constitutes the valid and binding obligation of McCann enforceable against him in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

                           4.3 GOVERNMENTAL CONSENTS AND APPROVALS. The
execution and delivery by McCann of this Agreement, the performance by McCann of his obligations hereunder and the consummation of the transactions contemplated hereby do not and will not require McCann to obtain any consent, approval or action of, or make any filing with or give any notice to, any person, governmental or regulatory body or judicial authority.

                           4.4 NO BREACH. The execution, delivery and
performance by McCann of this Agreement and the consummation of the transactions contemplated hereby in accordance with the respective terms and conditions hereof do not and will not: (a) (a) violate, conflict with or result in the breach of any of the terms of, result in a modification of the effect of, otherwise give any other contracting party the right to terminate, cancel or accelerate, or constitute (with or without notice or lapse of time or both) a default under, any material contract or other agreement to which McCann is a party or by or to which he or any of his assets or properties may be bound or subject, or (b) violate any existing term or provision of any law, regulation, order, writ, judgment, injunction or decree applicable to McCann.

                  5. REPRESENTATIONS AND WARRANTIES OF CVCA. CVCA represents and warrants to the Company as follows:

                           5.1 FORMATION. CVCA is a limited partnership, validly
existing and in good standing under the laws of the State of California. CVCA has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

                           5.2 AUTHORITY; EXECUTION AND DELIVERY. The execution,
delivery and performance of this Agreement and the consummation by CVCA of the transactions contemplated hereby have been duly and validly authorized by all necessary partnership action on the part of CVCA. This Agreement has been duly executed and delivered by CVCA and constitutes the valid and binding obligation of CVCA enforceable against CVCA in accordance with its terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing and

(b) to the extent that the indemnification rights set forth in Section 8.5 may be limited by applicable law.

                           5.3 GOVERNMENTAL CONSENTS AND APPROVALS. The
execution and delivery by CVCA of this Agreement, the performance by CVCA of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not require CVCA to obtain any consent, approval or action of, or make any filing with or give any notice to, any person, governmental or regulatory body or judicial authority, other than filings with the Small Business Administration and except for such consents, approvals, actions, filings and notices as may be required in connection with the exercise of registration rights set forth in Section 8.

                           5.4 NO BREACH. The execution, delivery and
performance by CVCA of this Agreement and the consummation of the transactions contemplated hereby in accordance with the respective terms and conditions hereof do not and will not: (a) violate any provision of the partnership agreement of CVCA; (b) violate, conflict with or result in the breach of any of the terms of, result in a modification of the effect of, otherwise give any other contracting party the right to terminate, cancel or accelerate, or constitute (with or without notice or lapse of time or both) a default under, any material contract or other agreement to which CVCA is a party or by or to which it or any of its assets or properties may be bound or subject; or (c) violate any existing term or provision of any law, regulation, order, writ, judgment, injunction or decree applicable to CVCA.

                           5.5 ACCREDITED INVESTOR; PURCHASE NOT FOR
DISTRIBUTION. CVCA is an "accredited investor," as such term is defined in Rule 501(a) promulgated under the Securities Act. The Class C Shares, the Warrants and the Warrant Shares to be acquired under the terms of this Agreement will be acquired by CVCA for its own account and not with a view to distribution. CVCA will not resell, transfer, assign or distribute the Class C Shares, the Warrants or the Warrant Shares, except in compliance with the registration requirements of the Securities Act or pursuant to an available exemption therefrom.

                           5.6 BROKERS. No broker or finder has acted directly
or indirectly for CVCA, nor has CVCA incurred any obligation to pay any brokerage, finder's fee or other commission in connection with the transactions contemplated by this Agreement.

                  6. COVENANTS AND AGREEMENTS OF THE COMPANY. The Company covenants and agrees as follows:

                           6.1 CORPORATE EXAMINATIONS AND INVESTIGATIONS. (a)
Following the initial Closing hereunder, for so long as CVCA or any of its affiliates holds any Class C Shares, Warrants or

Warrant Shares, CVCA shall be entitled, through its employees and representatives, to make such reasonable investigation of the assets, liabilities, properties, business and operations of the Company and its subsidiaries as CVCA reasonably may request. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the Company shall, and shall cause its subsidiaries to, cooperate fully therein. In order that CVCA may have full opportunity to make such business, accounting and legal review, examination or investigation as it may wish of the business and affairs of the Company, the Company shall furnish the representatives of CVCA during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and shall cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection therewith; PROVIDED that such review and examination shall not unreasonably interfere with the operation of the business of the Company and its subsidiaries.

                  (b) No investigation by CVCA pursuant to this Section 6.1 or otherwise shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

                           6.2 REGULATORY APPROVALS. (a) The Company shall (i)
take all reasonable steps necessary or appropriate, and use all commercially reasonable efforts, to obtain as promptly as practicable all necessary approvals, authorizations and consents of governmental and regulatory bodies and other persons required to be obtained by them to consummate the transactions contemplated by this Agreement, and (ii) cooperate with CVCA in seeking to obtain all such approvals, authorizations and consents. The Company shall use its reasonable best efforts to provide such information and communications to governmental and regulatory bodies as such agencies or CVCA may reasonably request.

                  (b Each of the parties shall provide to the other party copies of all applications in advance of filing or submission of such applications to governmental or regulatory bodies in connection with this Agreement.

                           6.3 INFORMATION. So long as CVCA or any of its
affiliates owns any Class C Shares, Warrants or Warrant Shares, or is or may, upon satisfaction of conditions set forth herein, become obligated to purchase any Class C Shares, Warrants or Warrant Shares, the Company will deliver to
CVCA:

                  (a As soon as available, but in any event not later than 55 days after the end of each of the first three fiscal quarters of each fiscal year, a condensed consolidated balance sheet of the Company and its subsidiaries as of the end of each such period and a condensed consolidated statement of operations and statement of cash flows of the Company and its subsidiaries for the elapsed period in such fiscal year, which financial statements shall be accompanied by a certificate of an authorized officer of the Company to the effect that such statements present fairly in all material respects the financial position, results of operations and cash flows of the Company as at and for each period set forth therein, in accordance with GAAP.

                  (b As soon as available, but in any event within 100 days after the end of each fiscal year, a consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal year and a consolidated statement of operations and statement of cash flows of the Company and its subsidiaries for such fiscal year, accompanied by an opinion with respect to such financial statements of an accounting firm of recognized national standing selected by the Company.

                  (c From time to time such additional information regarding the results of operations, financial condition, business or prospects of the Company and its subsidiaries as CVCA may reasonably request (including monthly financial statement information and comparative annual, quarterly and monthly information), subject to any applicable restrictions imposed by law, regulation or contracts entered into in the ordinary course of business of the Company or its subsidiaries.

                           6.4 USE OF PROCEEDS. The Company shall apply the
proceeds from the sale of each Investment to fund on-going capital expansion (including through acquisitions) and for working capital purposes of the business of the Company.

                           6.5 LEGEND. Each certificate or instrument evidencing
Class C Shares or Warrant Shares, each Warrant and each certificate issued in exchange for or upon the transfer of the Warrants shall be stamped or otherwise imprinted with legends in substantially the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN INVESTMENT AGREEMENT DATED AS OF JANUARY 16, 1995, AMONG CHEMICAL VENTURE CAPITAL ASSOCIATES, THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND A STOCKHOLDER OF THE COMPANY. A COPY OF SUCH INVESTMENT AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER OF THE SECURITIES REPRESENTED

                  BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE INVESTMENT AGREEMENT AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE."

The legends set forth above shall be removed from the writing evidencing any Class C Shares, Warrant Shares or Warrant upon the Transfer of such Class C Shares, Warrant Shares or Warrant in a Public Sale.

                           6.6 CERTAIN RESTRICTIVE AGREEMENTS. (a) Without the
prior written consent of CVCA, the Company will not, and will not permit any of its subsidiaries to:

                  (i declare, make or pay any Dividends on or in respect of any of its capital stock (other than (1) Dividends declared on and made or paid ratably in respect of the Class C Shares, (2) repurchases of shares of Common Stock from holders of such shares (other than McCann and his affiliates, which is deemed to include all family members for the purposes of this Section 6.6, and James R. Poage) in transactions not involving, in any one case, a purchase price of more than $100,000 and provided that the aggregate purchase price for all such repurchases pursuant to this clause (2) shall not exceed $1 million, (3) repurchases of all or a portion of the Common Stock owned by James R. Poage on the date of this Agreement, (4) Dividends on or in respect of shares of capital stock of any wholly owned subsidiary of the Company and (5) Dividends permitted pursuant to Section 6.6(d));

                  (ii except to the extent permitted in clause (iii) below, make or permit any of its affiliates to make loans or advances to any person in excess of $100,000, except to a subsidiary of the Company;

                  (iii make any loans or advances to its employees, except in the ordinary course of business as part of compensation;

                  (iv guarantee or otherwise agree to perform and be responsible for any obligation of any other person, except for subsidiaries of the Company in the ordinary course of business;

                     (v (1) merge or consolidate, or enter into any other similar business combination, with any other person, other than in connection with a Permitted Business Combination, or (2) sell or otherwise transfer to any other person, in one transaction or in a series or related transactions, all or substantially all of its properties or assets, unless such merger, consolidation, business combination, sale or transfer provides for the payment to the Holder(s) of the Class C Shares of the aggregate Unreturned Original Cost thereof plus the aggregate Unpaid Yield thereon to the date of payment and for the repurchase or cancellation of the Warrants at a price per Warrant Share equal to the Warrant Value Per Share (as defined in the Warrant) (provided that for this purpose, such Warrant Value Per Share shall not be less than the value CVCA would have received for each Warrant Share if it had exercised the Warrant with respect to such Warrant Share immediately prior to the merger, consolidation, business combination, sale or transfer in connection with which the Warrant Value Per share is being determined);

                  (vi except as permitted by Section 6.6(d) and other than exchanges of McCann Debt for shares of Class C Common Stock and Class B Common Stock at the McCann Debt Exchange Rate, issue or sell any of its capital stock or rights or options in respect thereof to McCann or any affiliate of McCann at a price below the fair market value thereof (other than the issuance to Christopher G. McCann of employee stock options and shares of Class B Common Stock issuable upon exercise thereof, provided that (1) such options shall be issued in amounts consistent with the provisions of the related stock option plan applicable to employees of his title and responsibility and (2) the number of shares issuable upon exercise of such options shall not exceed 598,544 shares (adjusted to reflect any subdivisions, combinations or reclassifications of the Class B Common Stock following the date hereof));

                  (vii except as permitted by Section 6.6(d), issue or sell any of its Class A Common Stock or any class or series of preferred stock; or

                  (viii engage in any transactions with McCann (other than the payment of employee compensation) or any of his affiliates (other than
         (1) transactions on terms and conditions not less favorable to the Company and its subsidiaries than would be available to the Company or its subsidiaries in a transaction with an unaffiliated person and (2) transactions specifically permitted or required pursuant to this Agreement).

                  (b Without the prior written consent of CVCA, the Company will not, and will not permit any of its subsidiaries to, create, incur or assume any Indebtedness (except for the McCann Debt, Refinancing Indebtedness and, following the fourth Investment pursuant to this Agreement, except for Qualifying Indebtedness) in excess of the Applicable Permitted Indebtedness Level set forth below:

                                                 Applicable Permitted
         Investment                               Indebtedness Level
         ----------                               ------------------
           First                                     $10.0 million
           Second                                    $12.5 million
           Third                                     $15.0 million
           Fourth                                    $20.0 million
           Fifth                                     No limit

                  (c The consent requirements set forth in clauses (a) and (b) above shall terminate upon the earlier to occur of (i) the redemption or other acquisition by the Company of all the Class C Shares, Warrants and Warrant Shares and (ii) the closing of the first registered offering of the Class B Common Stock with gross proceeds to the Company of not less than $20 million and with a Market Valuation Product at least equal to $300 million.

                  (d Notwithstanding Sections 6.6(a)(i), (vi) and (vii), provided that the Company has complied with the other provisions of this Section 6.6(d), the Company shall be permitted either to (i) declare and distribute among the holders of the outstanding shares of the Class A Common Stock and the Class B Common Stock a contemporaneous one-time stock dividend of 1,878 shares of Class A Common Stock and 187,800 shares of Class B Common Stock (and one or more holders may waive any right they may have to receipt of such dividend) or
(ii) issue to McCann, as compensation, 1,878 shares of Class A Common Stock and 187,800 shares of Class B Common Stock (or options in respect thereof). As a condition to taking the action permitted in the preceding sentence, the Company shall be required, at or immediately prior to the time of such action, to issue to CVCA a number of additional Units of Class C Shares and Warrant Shares to be agreed upon with CVCA in order to avoid the dilutive impact to CVCA of the issuance of the shares of Class A Common Stock and Class B Common Stock pursuant to the preceding sentence. Such number shall be determined on a basis consistent with the methodology and valuations used by CVCA and the Company in determining the number of shares set forth in the Investment Schedule. In the event the Company and CVCA are unable to agree to such number of shares, the action permitted by the first sentence of this Section 6.6(d) shall not be permitted.

                           6.7 KEY EVENTS. The following shall constitute "Key
Events" for purposes of the Class C Shares: (a) any failure of the Company to perform any material covenant or agreement in this Agreement which continues beyond five business days after written notice of such failure is delivered to the Company; (b) any material breach of any representation or warranty by the Company or McCann when made; (c) any Deterioration Event shall occur; and (d) the failure of McCann (other than by reason of death or permanent disability) to serve as Chief Executive Officer of the Company (or any successor company in a Permitted

Business Combination) for a period of 120 days, unless prior to the expiration of such 120-period a replacement Chief Executive Officer reasonably acceptable to CVCA is elected to serve in such capacity (it being understood that Christopher G. McCann is acceptable to CVCA).

                  7. ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES. The Company, CVCA and McCann covenant and agree as follows:

                           7.1 FIRST OFFER RIGHT. If at any time CVCA desires to
effect a Transfer (other than Permitted Transfers or Public Sales) of any Common Stock, then at least 30 days prior to making any such Transfer, CVCA shall deliver a written notice (an "Offer Notice") to McCann. The Offer Notice shall state in reasonable detail the type and number of shares of Common Stock proposed to be Transferred (the "Offered Common Stock") and the terms and conditions of such proposed Transfer, including the aggregate purchase price to be paid for the Offered Common Stock (PROVIDED, that in the case of a sale for non-cash consideration, McCann shall be permitted at his option to purchase the Offered Common Stock proposed to be acquired for such non-cash consideration for cash in an amount equal to the value of such non-cash consideration) and (subject to compliance with any confidentiality restriction to which CVCA may be subject) the identity of the prospective Transferee(s). McCann shall have 20 days from the date of delivery of the Offer Notice to deliver a written notice to CVCA (the "Acceptance Notice"), electing to purchase all (but not less than all) of the Offered Common Stock on the terms and conditions, and for the aggregate purchase price, set forth in the Offer Notice, in which event the closing of the purchase and sale of the Offered Common Stock shall take place as soon as practicable, but in any event within 30 days following delivery of such Acceptance Notice. In the event that McCann has not delivered an Acceptance Notice within the 20-day period set forth above, then during the 120-day period following the expiration of such 20-day period, CVCA shall be entitled to Transfer all (but not less than all) of the Offered Common Stock to any person for an aggregate consideration which is no less than the aggregate consideration set forth in the Offer Notice and otherwise on terms and conditions no more favorable to the Transferee thereof than the terms and conditions set forth in the Offer Notice; PROVIDED that such person shall have agreed in writing at the time of such Transfer to be bound by the provisions of this Agreement with respect to the Common Stock so Transferred. If all of such Offered Common Stock are not Transferred by the expiration of such 120-day period, any subsequent Transfer shall again be subject to the provisions of this Section 7.1. McCann, at his option, may effect any purchase and sale of Offered Common Stock pursuant to the exercise of the right set forth in this Section 7.1 through the Company.

                           7.2 CO-SALE RIGHTS. (a) Subject to paragraph (d) of
this Section 7.2, at least 30 days prior to any Transfer of Class B Common Stock (including any (i) shares of Class A Common Stock to be converted into shares of Class B Common Stock in connection with the Transfer thereof in accordance with Section 7.10 and the Amended and Restated Certificate of Incorporation of the Company and (ii) shares of Class B Common Stock represented by Warrants issued to McCann in exchange for McCann Debt in accordance with Section 7.9) by McCann (other than Permitted Transfers or Public Sales), McCann shall deliver a written notice ("Sale Notice") to CVCA, specifying in reasonable detail the type and number of shares of Common Stock proposed to be Transferred, the identity of the prospective Transferee(s), the number of shares of Common Stock of the Company owned of record by such Transferee(s), the terms and conditions of the Transfer (including the price and consideration to be paid for such Common Stock) and (subject to compliance with any confidentiality restriction to which McCann may be subject) if the prospective Transferee is not a reporting company under the Securities Exchange Act of 1934, as amended, such other information regarding such Transferee as shall have been provided to McCann. Subject to paragraph (d) of this Section 7.2, CVCA may elect to participate in the proposed Transfer on the basis set forth in paragraphs (b) and, to the extent applicable, (c) of this Section 7.2 by delivering written notice to McCann within 20 days after delivery of the Sale Notice.

                  (b If CVCA has elected to participate in such Transfer pursuant to the terms hereof, CVCA shall be entitled, subject to paragraph (c) of this Section 7.2, to sell in the proposed Transfer, at the same price and on the same terms, a number of Class C Shares or Warrant Shares, as the case may be, equal to the product of (i) a fraction, the numerator of which is the number of shares of Common Stock owned by CVCA (including Warrant Shares issuable to CVCA upon the exercise of any Warrants then held by CVCA) and the denominator of which is the total number of shares of Common Stock owned by CVCA (including those represented by Warrants as set forth above) and McCann (including any Warrant Shares issuable to McCann upon the exercise of any Warrants issued to McCann in accordance with Section 7.9(b)(i)) and (ii) the total number of shares of Common Stock proposed to be Transferred by McCann. The cost of any Transfer in which McCann and CVCA participate pursuant to this Section shall be borne PRO RATA by all Transferors participating in such Transfer.

                  (c CVCA shall, to the extent it elects to participate in any Transfer set forth in any Sale Notice, first include in such Transfer Common Stock of the same class (it being understood that shares of Class A Common Stock to be converted into shares of Class B Common Stock in connection with the Transfer thereof in accordance with Section 7.10 and the Amended and Restated Certificate of Incorporation of the Company shall be treated as shares of Class B Common Stock for this purpose) as that proposed to be Transferred in such Sale Notice to the extent of its holdings of such class; thereafter, CVCA shall be permitted, subject to the limitations set forth in paragraph (b) above and in accordance with this paragraph (c), to include in such Transfer Common Stock of a different class as that proposed to be Transferred by McCann. Any such shares of Common Stock of a different class to be included in such Transfer shall be Transferred on the same basis as shares of the same class except that the price payable for each such share shall be the Equivalent Price. In the event that the proposed Transferee is unwilling to purchase such shares of a different class in accordance with the terms herein set forth, McCann shall either (i) prior to such Transfer, cause the Company to complete a Class C Shares Exchange and thereafter permit CVCA to participate in the proposed Transfer or (ii) cancel the proposed Transfer set forth in the Sale Notice.

                  (d The provisions of this Section 7.2 shall terminate, with respect to Transfers of shares of Class B Common Stock by McCann, at such time as the Company shall have completed an initial Public Sale of shares of the Class B Common Stock and the Company's Market Capitalization is at least $300 million.

                           7.3 PRE-EMPTIVE RIGHT. (a) Subject to paragraph (c)
of this Section 7.3, if at any time following the initial Closing hereunder, the Company proposes to issue any Class B Common Stock (other than: (i) Warrant Shares issued pursuant to this Agreement; (ii) shares of Class B Common Stock issued to McCann in accordance with Section 7.9(b)(i) and (iii); (iii) other than up to 598,544 shares (adjusted to reflect any subdivisions, combinations or reclassifications of the Class B Common Stock following the date hereof) issuable upon exercise of employee stock options granted to employees of the Company other than McCann or (iv) pursuant to Section 6.6(d)), CVCA shall have a pre-emptive right to purchase a portion of such Class B Common Stock sufficient to enable CVCA to maintain its percentage interest in the Class B Common Stock (after giving effect to the issuance of Warrant Shares upon exercise of any unexercised Warrants then outstanding) immediately prior to such issuance.

                  (b The Company shall give CVCA at least 60 days' prior written notice of any such proposed issuance setting forth in reasonable detail the proposed terms and conditions thereof, including the identity of any known proposed recipient (the "Issuance Notice"), and shall offer to CVCA the opportunity to purchase such Class B Common Stock at the same price, on the same terms, and at the same time as the shares of Class B Common Stock are proposed to be issued by the Company; PROVIDED that in the case of any proposed issuance of Class B Common Stock for non-cash consideration, CVCA shall be permitted to purchase the Class B Common Stock proposed to be issued for cash in an amount equal to the value of such non-cash consideration, as determined in good faith by the Board of Directors of the Company. CVCA may exercise its pre-emptive right by delivery of a written notice to the Company within 30 days after delivery of an Issuance Notice, which exercise shall be irrevocable.

                  (c The provisions of this Section shall (i) not apply to issuances pursuant to a registered public offering under the Securities Act and
(ii) terminate at such time as the Company shall have completed an initial Public Sale of shares of the Class B Common Stock and the Company's Market Capitalization is at least $300 million.

                           7.4 NO TRANSFER PERIOD. CVCA shall not Transfer any
Class C Shares or Warrant Shares prior to the first anniversary of the initial Closing hereunder other than Transfers to Permitted Transferees and other than in connection with (a) the exercise of rights provided for in Section 7.2 and
Section 8 and (b) a transfer of a portfolio of investments by CVCA.

                           7.5 CALL OF WARRANTS AND WARRANT SHARES. (a) From and
after the fifth anniversary of the initial Closing hereunder, the Company shall have the right to purchase all (but not less than all) of the Warrants and Warrant Shares at the Call Price.

                  (b) In the event that the Company elects to exercise its right to purchase the Warrants and the Warrant Shares pursuant to this Section 7.5, notice of such election shall be mailed to CVCA by first-class mail, postage prepaid, and mailed not less than 30 days nor more than 60 days prior to the proposed purchase date. Such notice shall state: (i) the proposed purchase date;
(ii) a preliminary estimate of the aggregate Call Price for all Warrants and Warrant Shares; and (iii) the place where the closing of such purchase is proposed to be held. Promptly following receipt by CVCA of such notice, CVCA and the Company shall determine the Call Price, and within ten Business Days of making such determination, the closing of the purchase and sale of the Warrants and the Warrant Shares shall be held at the place set forth in such notice (unless otherwise agreed to by the parties). At such closing, CVCA shall deliver to the Company the Warrants and the Warrant Shares, duly endorsed for transfer, against delivery of by the Company to CVCA of the aggregate Call Price therefor, in immediately available funds.

                  (c) In the event that the Company shall, at any time during the twelve-month period following the closing of the purchase of Warrants and Warrant Shares pursuant to this Section 7.5, sell shares of Common Stock in a public offering at a per share price to the public in excess of the Appraised Value per Warrant Share used for purposes of such purchase, the Company shall be required to make an Adjusting Payment to CVCA no later than the fifth Business Day following such sale of Common Stock in a public offering. No sale of shares of Common Stock following such twelve-month period shall require an Adjusting Payment.

                           7.6 BOARD REPRESENTATION. From and after the initial
Closing hereunder, for so long as CVCA continues to own any Warrants or Warrant Shares, the board of directors of the Company shall consist of no more than ten members, at least one of which shall be designated by CVCA at its option. Each party shall take such action as may be requested by CVCA from time to time to ensure compliance with this provision. In the event that the right to designate a member of the board of directors shall lapse and CVCA shall continue to own any shares of Class C Common Stock, CVCA shall have a right to observe all meetings of such board (and any committees of such board) for so long as it shall continue to own any of such shares.

                           7.7 SECURITIES ACT COMPLIANCE. In connection with the
Transfer of any Restricted Securities (other than a Transfer registered under the Securities Act), CVCA shall deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer, together with an opinion of counsel (which counsel shall be reasonably acceptable to the Company) satisfactory in form and substance to the Company that such Transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act. If, in connection with such Transfer, CVCA advises the Company that no Transfer of such Restricted Securities subsequent to such proposed Transfer shall require registration under the Securities Act, the new instruments or certificates for such Restricted Securities issued by the Company upon consummation of such proposed Transfer shall not bear the legend with respect to the Securities Act set forth in Section 6.5 unless counsel to the Company advises the Company that such a subsequent Transfer shall require registration under the Securities Act. If the Company is not required to deliver new certificates for such Restricted Securities not bearing such legend, the holder thereof shall not Transfer the same until the prospective Transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Agreement.

                           7.8 CONFIDENTIALITY. CVCA will hold and will cause
its officers, employees, auditors and other agents to hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the Company and its subsidiaries furnished to CVCA in connection with the transactions contemplated in this Agreement (except to the extent that such information is (i) previously known by CVCA from sources other than the Company, its directors, officers, auditors or other agents, (ii) in the public domain through no fault of the Company or (iii) later lawfully acquired by CVCA on a non-confidential basis from other sources who are not known by CVCA (after reasonable inquiry) to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to CVCA by a contractual, legal or fiduciary obligation) and will not release or disclose such information to any other person, except its auditors and other advisors in connection with this Agreement who need to know such information.

                           7.9 TREATMENT OF MCCANN DEBT. (a) Except as permitted
pursuant to clause (b) below: (i) the Company shall not, and shall not permit any of its subsidiaries to, repay (in whole or in part), in cash or any other property, the principal of or pay any interest accrued as of the date of this Agreement (but not including such interest accrued subsequent to such date) in respect of the McCann Debt prior to the later of such time as (1) CVCA's obligations hereunder to make subsequent Investments shall have been terminated and (2) the aggregate Unreturned Original Cost (plus the aggregate Unpaid Yield thereon) with respect to each Investment made pursuant to this Agreement shall have been paid to CVCA; and (ii) McCann shall not seek or accept any payment from the Company or any subsidiary of the Company inconsistent with the foregoing.

                  (b) Notwithstanding the provisions of clause (a) above, the following transactions with respect to the McCann Debt shall be permitted: (i) at any time and from time to time, McCann shall be permitted to exchange all or any portion of the McCann Debt for shares of Class C Common Stock and Class B Common Stock at the McCann Debt Exchange Rate; (ii) prior to the filing with the SEC of a registration statement for an initial public offering of shares of the Class B Common Stock, the Company may repay (without premium or penalty) McCann Debt at any time and from time to time in an aggregate amount for all repayments pursuant to this clause (b)(ii) not in excess of $2.5 million; (iii) prior to the filing with the SEC of a registration statement for an initial public offering of shares of the Class B Common Stock, the Company may repay (without premium or penalty) McCann Debt in excess of the amount permitted by clause
(b)(ii) above, provided that as a condition to any such repayment, the Company shall, immediately prior to such repayment, have issued to CVCA shares of the Class C Common Stock and Warrant(s) or, at CVCA's option, Warrant Shares, representing the Additional CVCA Equity; (iv) immediately prior to the filing with the SEC of a registration statement for an initial public offering of shares of the Class B Common Stock, the Company may repay (without premium or penalty) any remaining McCann Debt in whole or in part and from time to time.

                  (c) The Additional CVCA Equity, if any, shall be forfeited and returned to the Company if CVCA realizes a CVCA Return with respect to the Investments (but not the Additional CVCA Equity) of more than 30%. If at any time and from time to time while the Additional CVCA Equity is issued and outstanding the Company believes that CVCA has realized such a CVCA Return, CVCA shall, upon the Company's request, calculate the CVCA Return in good faith and notify the Company thereof (including reasonable detail of such calculation). Such calculation shall be accompanied with a certificate of a general partner of CVCA certifying that such calculation has been made in accordance with the terms of this Agreement.

                  (d) McCann shall be permitted to Transfer the McCann Debt to his Permitted Transferees.

                           7.10 TRANSFERS BY MCCANN OF CLASS A COMMON STOCK.
Neither McCann nor any of his Permitted Transferees shall be permitted to Transfer (including pursuant to any merger, consolidation or similar business combination) any shares of Class A Common Stock to any other person (other than to McCann or any person who is a Permitted Transferee of McCann) without converting such shares to be transferred into shares of Class B Common Stock prior thereto.

                           7.11 LIMITATION ON AMENDMENTS TO CERTIFICATE OF
INCORPORATION. At any time during which CVCA and its Transferees do not own a majority of the issued and outstanding Class C Shares the Company will not take any action requiring the consent of the holders of a majority of such Class C Shares pursuant to the Amended and Restated Certificate of Incorporation of the Company unless CVCA consents to such action.

                  8.  REGISTRATION RIGHTS.

                           8.1 DEMAND REGISTRATION RIGHTS. (a) On the conditions
and subject to the limitations contained herein, if at any time after the registration and sale by the Company pursuant to an effective registration statement under the Securities Act of shares of the Class B Common Stock, the Company shall receive a written request therefor from CVCA, the Company shall prepare and file with the Commission a registration statement under the Securities Act covering the Registrable Securities requested to be included in such registration by CVCA covered by such request, and shall use its best efforts to cause such registration statement to become effective. Such request shall be in writing and shall specify the number of Registrable Securities to be registered or qualified and the jurisdictions within the United States in which such registration or qualification is desired. The Company shall pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 8.1, and CVCA shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of its Registrable Securities pursuant to a registration statement effected pursuant to this Section 8.1. The Company shall not be obligated to effect any registration pursuant to this Section 8.1 at the request of CVCA on more than one occasion (subject to the other provisions of this Section 8.1). The managing underwriter of such offering shall be selected by CVCA, but shall be reasonably satisfactory to the Company.

                  (b) Upon receipt of request pursuant to Section 8.1(a), the Company shall promptly take such steps as are necessary or appropriate to prepare for a registration or qualification of the Registrable Securities to be included in the registration and shall, as expeditiously as practicable, in good faith, use its reasonable best efforts to effect any such registration or qualification of the aggregate number of such Registrable Securities designated in such request, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) by CVCA with the notification to or approval of any governmental authority under any federal or state law or any listing with any securities exchange, which may be required to permit the sale or disposition of any such Registrable Securities which CVCA proposes to make, and the Company will keep effective and current such registration or qualification for the period reasonably necessary to effect the sale of such shares, such period not to exceed twelve (12) months.

                  (c) If CVCA determines for any reason not to proceed with a registration pursuant to this Section 8.1 at any time before a registration statement in connection therewith has been declared effective by the Commission and (if (i) such registration statement has then been filed with the SEC or (ii) provided that the Company has complied with its obligations in Section 8.1(b), a period of 30 days has elapsed since the date the Company has received from CVCA a written request for registration pursuant to Section 8.1(a)) agrees to bear its own expenses incurred in connection therewith and to reimburse the Company for the expenses incurred by it attributable to the registration of such Registrable Securities, then CVCA shall not be deemed to have exercised its right to require the Company to register Registrable Securities pursuant to this
Section 8.1.

                  (d) If, at the time any written request for registration is received by the Company pursuant to this Section 8.1, Company by action of its board of directors or any duly authorized committee thereof has determined to proceed with the actual preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale for cash of any of its securities by it, such written request shall be deemed to have been given pursuant to Section 8.2 rather than this Section 8.1, CVCA's rights with respect to such request shall be governed by Section 8.2 and CVCA shall not be deemed to have exercised its right to require the Company to register Registrable Securities pursuant to this Section 8.1.

                  (e) If the managing underwriter of an offering covered by a request for registration under this Section 8.1 advises the Company in writing that, in its opinion, the aggregate number of Registrable Securities requested to be included in such registration pursuant to this Section 8.1 should be less than the aggregate number of shares proposed to be sold in such registration, no securities other than the Registrable Securities proposed to be sold in such registration by CVCA shall be registered in such registration, and if CVCA is unable to sell at least 75% of the Registrable Securities requested to be included in such registration, CVCA shall have one additional right to require the Company to register Registrable Securities pursuant to this Section 8.1.

                           8.2 "PIGGY-BACK" REGISTRATION RIGHTS. If the Company
at any time proposes to register any of its Class B Common Stock under the Securities Act (other than a registration on Form S-8, S-4 or any successor or similar forms) for public offerings for cash, it will each such time give prompt written notice to CVCA of its intention to do so and of CVCA's rights under this
Section 8.2, at least 15 days prior to the anticipated date of the initial filing of the registration statement relating to such registration. Such notice shall offer CVCA the opportunity to include in such registration statement such number of Registrable Securities as CVCA may request. Upon the written request of CVCA made within 10 days after the receipt of the Company's notice (which request shall specify the number of Registrable Securities intended to be disposed of by CVCA), the Company shall use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by CVCA, to permit the disposition of the Registrable Securities so to be registered; PROVIDED that (i) if such registration involves an underwritten offering, CVCA must sell its Registrable Securities proposed to be sold to the underwriters selected by the Company on the same terms and conditions as apply to the Company (except that indemnification obligations of CVCA shall be limited to those obligations set forth below); and (ii) if, at any time after giving written notice of its intention to register any equity securities pursuant to this Section 8.2 and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such equity securities, the Company shall give written notice to CVCA and, thereupon, shall be relieved of its obligation to register any Registrable Securities of CVCA in connection with such registration. The Company shall pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 8.2, and CVCA shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of its Registrable Securities pursuant to a registration statement effected pursuant to this Section 8.2.

                           8.3 PRIORITY IN INCIDENTAL REGISTRATIONS. If a
registration pursuant to Section 8.2 involves an underwritten offering and the managing underwriter advises the Company that, in its opinion, the number of equity securities (including all Registrable Securities) which the Company, CVCA and any other persons propose to include in such registration exceeds the largest number of securities which can be sold without having an adverse effect on such offering, including the price at which such securities can be sold, the Company will include in such registration up to such maximum number of securities (i) first, all the securities the Company initially proposes to sell for its own account or for the account of any security holder pursuant to any contractual requirement to register securities, and (ii) second, to the extent that the number of securities referred to in clause (i) is less than the number of equity securities which the Company has been advised can be sold in such offering without having the adverse effect referred to above, all Registrable Securities requested to be included in such registration by CVCA pursuant to Section 8.2 or by any other holder of securities electing to register securities pursuant to any similar registration rights agreement; PROVIDED that if the number of Registrable Securities requested to be included in such registration by CVCA pursuant to Section 8.2, together with the number of securities which the Company proposes to sell for its own account or for the account of any security holder pursuant to any contractual requirement to register securities to be included in such registration pursuant to clause (i) of this Section exceeds the number which the Company has been advised can be sold in such offering without having the adverse effect referred to above, the number of such Registrable Securities requested to be included in such registration by CVCA pursuant to Section 8.2 shall be limited to such extent and shall be allocated PRO RATA among all holders requesting such registration pursuant to Section 8.2 or any similar registration rights agreement on the basis of the relative number of securities requested to be included in such registration.

                           8.4 HOLDBACK AGREEMENTS. If any equity securities of
the Company are offered to the public pursuant to a registration statement, CVCA agrees not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Registrable Securities, and not to effect any such public sale or distribution of any other equity security of the Company or of any security convertible into or exchangeable or exercisable for any equity security of the Company (in each case, unless covered by such registration statement) during the 30 days prior to, and during the 180-day period beginning on, the effective date of such registration statement.

                           8.5 INDEMNIFICATION. (a) In the event of any
registration of any Registrable Securities pursuant to this Section 8, the Company shall indemnify and hold harmless, to the full extent permitted by law, CVCA, its directors and officers, employees, partners and each other person, if any, who controls, is controlled by or is under common control with such Holder within the meaning of the Securities Act, against any and all losses, claims, damages or liabilities, joint or several, and expenses (including any amounts paid in any settlement effected with the Company's consent) to which CVCA, any such director or officer or partner or controlling person may become subject under the Securities Act, state securities or blue sky laws, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such securities were registered under the Securities Act, any prospectus contained therein, or any amendment or supplement thereto, (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any violation by the Company of any federal or state rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration, and the Company shall reimburse CVCA and each such director, officer, employee, partner, or controlling person for any legal or any other expenses reasonably incurred by them as such expenses are incurred in connection with investigating or defending such loss, claim, liability, action or proceeding; PROVIDED that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made (i) in such registration statement or amendment or supplement thereto or in any such prospectus in reliance upon and in conformity with written information furnished to the Company or its representatives by or on behalf of CVCA or any such director, officer, employee or partner, for use in the preparation thereof or (ii) in any preliminary prospectus, if the final prospectus corrects such statement or omission and an underwriter fails to deliver such final prospectus in accordance with the Securities Act and the rules and regulations thereunder.

                  (b) As a condition to the registration of any Registrable Securities pursuant to this Section 8, the Company shall have received an undertaking reasonably satisfactory to it from CVCA, to indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph
(a) of this Section) the Company and its directors, officers, employees, partners, controlling persons and all other prospective sellers and their respective directors, officers, employees, partners, and their respective controlling persons with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any prospectus contained therein, or any amendment or supplement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or its representatives by or on behalf of CVCA or any of its directors, officers, employees, partners or controlling persons for use in the preparation of such registration statement, prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or CVCA, underwriters or any of their respective directors, officers, employees, partners or controlling persons and shall survive the transfer of such securities by CVCA; PROVIDED, HOWEVER, that CVCA shall not be liable under this Section for any amounts exceeding the product of the purchase price per Registrable Security and the number of Registrable Securities being sold pursuant to such registration statement or prospectus by CVCA.

                  (c) Promptly after receipt by a party indemnified under this Section of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, promptly give written notice to the latter of the commencement of such action; PROVIDED that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in (but not conduct) and, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, jointly with any other indemnifying party similarly notified, to assume the defense thereof, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, unless in such indemnified party's reasonable judgement a conflict of interest between such indemnified and indemnifying parties arises in respect of such claim after the assumption of the defense thereof, and the indemnifying party shall not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld). No indemnifying party shall consent to entry of any judgment or enter into any settlement of any pending or threatened proceeding which does not include as an unconditional term thereof the giving by the claimant or plaintiff to all indemnified parties of a release from all liability in respect to such claim or litigation. Notwithstanding anything to the contrary contained herein, an indemnifying party shall not be obligated to pay the fees and expenses of more than one counsel (together with appropriate local counsel) for all parties indemnified by such indemnifying party with respect to such claim.

                  (d) If the indemnification provided for in this Section is unavailable to an indemnified party under paragraphs (a) or (b) of this Section (other than by reason of exceptions provided in those paragraphs) in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other, and the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and of the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in paragraph (a) of this Section, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The Company and CVCA agree that it would not be just and equitable if contribution pursuant to this paragraph (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. Notwithstanding the provisions of this paragraph
(d), CVCA shall not be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities sold by it and distributed to the public were offered to the public exceeds the amount of any damages which it has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                           8.6 CLASS C SHARES EXCHANGE. Notwithstanding anything
to the contrary contained in this Section 8, CVCA shall be permitted, in connection with the exercise of rights provided for in Sections 8.1 and 8.2, to require the Company to effect a Class C Shares Exchange in order to permit the registration by CVCA pursuant to such Sections of any shares of Class B Common Stock issuable pursuant to such Class C Shares Exchange.

                  9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CVCA TO MAKE INVESTMENTS. The obligation of CVCA to make each Investment following the date hereof and to consummate the transactions contemplated by this Agreement in connection therewith shall be subject to the satisfaction or waiver by CVCA of the following conditions:

                           9.1 REPRESENTATIONS AND WARRANTIES; COVENANTS AND
AGREEMENTS. (a) The representation and warranty of the Company set forth in
Section 3.9 shall be true, accurate and complete in all respects on and as of the Closing Date of such Investment, with the same force and effect as though made on and as of such Closing Date.

                  (b) The Company and McCann shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it and him on or prior to the Closing Date with respect to such Investment.

                           9.2 GOVERNMENTAL PERMITS AND APPROVALS; ILLEGALITY.
(a) All necessary approvals, authorizations, consents, Permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect and shall not be subject to any conditions or limitations, and CVCA shall have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of such approvals, authorizations, consents, Permits and licenses.

                  (b) There shall not be in effect any statute, rule, regulation or order of any court, governmental or regulatory body which prohibits or makes illegal the transactions contemplated by this Agreement.

                           9.3 LITIGATION. There shall be no material Litigation
pending or threatened which seeks to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement or to impose limitations on the ability of CVCA to exercise full rights of ownership of the Class C Shares or the Warrant (or Warrant Shares).

                           9.4 APPLICABLE TARGET. With respect to Investments
following the initial Investment hereunder, the Company shall have met the Applicable Target for such Investment (provided that the Company shall be permitted, with respect to one Investment hereunder after the initial Investment, to require CVCA to waive this condition). The Chief Executive Officer of the Company shall have delivered to CVCA a certificate, dated such Closing Date, signed on behalf of the Company to the foregoing effect, including a detailed calculation, in form satisfactory to CVCA, of the information necessary to determine that such Applicable Target has been satisfied.

                           9.5 THIRD PARTY CONSENTS. There shall have been
obtained all consents and approvals from parties to contracts or other agreements with the Company that are required in connection with the performance by the Company of its obligations under this Agreement, other than such consents the failure of which to obtain has not had a Material Adverse Change.

                           9.6 COMPLIANCE WITH STOCKHOLDERS' AGREEMENT. Prior to
each Investment hereunder and the issuance of any Units of securities hereunder, McCann and the Company shall have fully satisfied (or obtained a waiver), with respect to such Investment, the obligations to JAP Equities, Inc. set forth in the Stockholders' Agreement.

                           9.7 OFFICER'S CERTIFICATE. The Chief Executive
Officer of the Company shall have delivered to CVCA a certificate, dated such Closing Date, signed on behalf of the Company to the effect of the conditions applicable to such Investment set forth in this Section 9 (other than Section 9.4).

                  10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. CVCA has the right to rely fully upon the representations, warranties, covenants and agreements of the Company and McCann contained in this Agreement. The Company has the right to rely fully upon the representations, warranties, covenants and agreements of CVCA contained in this Agreement. All such representations and warranties shall survive the execution and delivery hereof and each Closing hereunder. All other rights to indemnification contained in this Agreement and all of the covenants and agreements of the parties contained in this Agreement to be performed after the initial Closing shall survive such Closing and each subsequent Closing.

                  11.  INDEMNIFICATION.

                           11.1 INDEMNIFICATION. The Company shall indemnify and
hold harmless CVCA and its affiliates from and against any Losses incurred or suffered by them and each of their respective officers, directors, affiliates, employees, agents and representatives arising out of, resulting from, or relating to any breach of any representation or warranty made by the Company in this Agreement and any failure by the Company to perform any of its covenants or agreements contained herein; PROVIDED that the aggregate amount of Losses for which the Company shall be responsible pursuant to this Section 11.1 for any and all breaches of the representations and warranties made by the Company in this Agreement shall not exceed the sum of the Unpaid Yield and Unreturned Original Cost with respect to the Investments. The indemnity pursuant to this Section 11 shall be CVCA's sole remedy with respect to any and all breaches of the representations and warranties made by the Company in this Agreement.

                           11.2 PROCEDURE. (a) In the event that any person
shall incur or suffer any Losses in respect of which indemnification may be sought hereunder, the party seeking to be indemnified hereunder (the "Indemnitee") shall assert a claim for indemnification by written notice (the "Notice") to the party from whom indemnification is being sought (the "Indemnitor") stating the nature and basis of such claim. In the case of Losses arising or which may arise by reason of any third party claim, promptly after receipt by an Indemnitee of written notice of the assertion or the commencement of any Litigation or threat thereof with respect to any matter in respect of which indemnification may be sought by such party hereunder, the Indemnitee shall give Notice to the Indemnitor and shall thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is prejudiced by such failure. In case any such Litigation is brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice of its intention to do so to the Indemnitee within 30 days after receipt of the Notice, in which event the Indemnitor shall assume all past and future responsibility for such Litigation, including reimbursing the Indemnitee for all prior reasonable legal expenses in connection therewith. If the Indemnitor shall assume the defense of such Litigation, it shall not settle such Litigation unless such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee from all liability with respect to such Litigation. As long as the Indemnitor is contesting any such Litigation in good faith and on a timely basis, the Indemnitee shall not pay or settle any claims brought under such Litigation. Notwithstanding the assumption by the Indemnitor of the defense of any Litigation as provided in this subsection, the Indemnitee shall be permitted to participate in the defense of such Litigation and to employ counsel at its own expense; provided, however, that if the defendants in any action shall include both an Indemnitor and any Indemnitee and such Indemnitee shall have reasonably concluded that counsel selected by Indemnitor has a conflict of interest because of the availability of different or additional defenses to such Indemnitee, such Indemnitee shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnitor; provided that the Indemnitor shall not be obligated to pay the expenses of more than one separate counsel for all Indemnitees.

                  (b) If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Litigation within the prescribed period of time and as required above, or shall notify the Indemnitee that it will not assume the defense of any such Litigation, then the Indemnitee may continue to conduct the defense of any such Litigation, in which event it may do so in such manner as it may deem appropriate, and the Indemnitor shall be bound by any determination made in such Litigation or any settlement thereof effected by the Indemnitee, provided that any such determination or settlement shall not affect the right of the Indemnitor to dispute the Indemnitee's claim for indemnification and PROVIDED, FURTHER, that the Indemnitee shall not effect any such settlement without the prior written consent of the Indemnitor (such consent not to be unreasonably withheld). The failure of the Indemnitor to assume the defense of any such Litigation shall not be deemed a concession that it is required to indemnify the Indemnitee for the subject matter of such Litigation. The Indemnitor shall be permitted to join in the defense of such Litigation and to employ counsel at its own expense.

                  (c) Amounts payable by the Indemnitor to the Indemnitee in respect of any Losses for which such party is entitled to indemnification hereunder shall be payable by the Indemnitor as incurred by the Indemnitee.

                           11.3 NO SET-OFF. An Indemnitee's right to
indemnification under this Section shall not be subject to set-off for any claim by the Indemnitor against such Indemnitee.

                  12.  TERMINATION.

                           12.1 TERMINATION AND ABANDONMENT. CVCA may terminate
its obligation to make Investments hereunder (a) in the event of any misrepresentation when made or material breach of any covenant or agreement by the Company or McCann hereunder and (b) at any time following January 16, 1999.

                           12.2 EFFECT OF TERMINATION; EXPENSES. (a) If this
Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect with respect to Investments not made prior to such termination, except for the provisions of this Section 12.2 and Sections 7.8,
13.1 and 13.2. No party hereto shall have any liability in respect of a termination of this Agreement, except to the extent that such termination results from a breach by such party (or another party with whom or which such party is jointly and severally responsible hereunder) of the representations, warranties, covenants or agreements of such party (or other party) under this Agreement or the other Transaction Documents.

                  (b) The Company will pay, when due and payable, any and all federal and state stamp, issue, transfer or similar taxes which may be payable in respect of the issuance of securities hereunder to CVCA.

                  (c) Except as otherwise specifically provided herein, the Company shall pay the initial $50,000 of reasonable legal fees and out-of-pocket expenses of CVCA counsel incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby. In addition, at the initial Closing hereunder, the Company shall reimburse CVCA for its actual out-of-pocket expenses, including consultants and accountants fees, in an amount not to exceed $25,000.

                  13.  MISCELLANEOUS.

                           13.1 PUBLICITY. Except as may otherwise be required
by law, no news release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Company and CVCA. The Company and CVCA will cooperate with each other in the development and distribution of all news releases and other public announcements with respect to this Agreement or any of the transactions contemplated hereby.

                           13.2 NOTICES. Any notice or other communication
required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered, personally, telegraphed or sent by facsimile transmission or, if mailed, two days after the date of deposit in the United States mails as follows:

                  if to CVCA, to:

                           Chemical Venture Capital Associates
                           270 Park Avenue, Fifth Floor
                           New York, New York  10017
                           Telephone:  (212) 270-5622
                           Telecopy:   (212) 270-2327

                           Attention:  Stephen P. Murray
                                       Jonathan Lynch

                  with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017
                           Telephone:  (212) 455-2000
                           Telecopy:   (212) 455-2502

                           Attention:  John W. Carr, Esq.

                  if to the Company or McCann, to:

                           Teleway, Inc.

                           1600 Stewart Avenue
                           Westbury, New York  11590
                           Telephone:  (516) 237-6000
                           Telecopy:   (516) 237-6005

                           Attention:  James F. McCann
                                       Glenn Reed

                  with a copy to:

                           Gallagher & Walker
                           52 Covert Avenue
                           Stewart Manor, New York  11530
                           Telephone:  (516) 354-3043
                           Telecopy:   (516) 355-0815

                           Attention:  Gerard M. Gallagher, Esq.

                           Any party may by notice given in accordance with this
Section to the other parties designate another address or person for receipt of notices hereunder.

                           13.3 ENTIRE AGREEMENT. This Agreement (including the
Exhibits and Schedules) contains the entire agreement among the parties with respect to the transactions contemplated hereby and thereby, and supersede all prior agreements and understandings, written or oral, with respect thereto.

                           13.4 WAIVERS AND AMENDMENTS; NONCONTRACTUAL REMEDIES;
PRESERVATION OF REMEDIES. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of any party of any such right, power or privilege, and no single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

                           13.5 GOVERNING LAW. This Agreement and the rights and
obligations of the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. Each party hereto agrees to submit to the non-exclusive jurisdiction of the courts of the City of New York in the State of New York in any action or proceeding arising out of or relating to this Agreement.

                           13.6 BINDING EFFECT; ASSIGNMENT LIMITED. (a)

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns and legal representatives.

                  (b) Neither this Agreement, nor any right hereunder, may be assigned by any party without the written consent of the other parties hereto, except that CVCA may assign all or portions of its interest in this Agreement to any direct or indirect subsidiary of CVCA or pursuant to an assignment under which such assignee assumes and agrees to perform all of the obligations of CVCA hereunder and thereunder; provided, that, notwithstanding any such assignment, CVCA shall remain liable to perform all obligations hereunder and thereunder.

                           13.7 COUNTERPARTS. This Agreement may be executed by
the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

                           13.8 EXHIBITS AND SCHEDULES. The Exhibits and
Schedules are a part of this Agreement as if fully set forth herein.

                           13.9 HEADINGS. The article, section and paragraph
headings in this Agreement are for convenience only, and shall not control or affect the meaning or construction of any provision of this Agreement.

                           13.10 REMEDIES. The parties hereto agree that money
damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement or the other Transaction Documents by them and that, in addition to all other remedies available to them, each of them shall be entitled to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

                           13.11 INVALIDITY OF PROVISION. The invalidity or
unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. If any restriction or provision of this Agreement is held unreasonable, unlawful or unenforceable in any respect, such restriction or provision shall be interpreted, revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible under law.

                           13.12 GRAMMATICAL CONSTRUCTION. Whenever the context
may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                     CHEMICAL VENTURE CAPITAL
                                     ASSOCIATES, a California limited
                                     partnership


                                     By:
                                        --------------------------------
                                        Name:
                                        Title:

                                     TELEWAY, INC.


                                     By:
                                        --------------------------------
                                        Name:
                                        Title:


--------------------------------
James F. McCann

                        SCHEDULE I - INVESTMENT SCHEDULE

                            Number of
Number of INVESTMENT        CLASS C SHARES     Number of WARRANT SHARES    Amount of INVESTMENT
First                            13,501                 121,508            $ 5,000,000

Second                           12,844                 115,596            $ 5,000,000

Third                             9,655                  86,895            $ 5,000,000

Fourth                            8,378                  75,401            $ 5,000,000

Fifth                             8,280                  74,522            $ 5,000,000
                                  -----                  ------            -----------

                       Totals    52,658                 473,922            $25,000,000

                                                                       EXHIBIT B

                                 FORM OF WARRANT

         NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THIS WARRANT AND SUCH SECURITIES MAY NOT BE SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT THEREFOR OR AN APPLICABLE EXEMPTION FROM REGISTRATION. ADDITIONALLY, THE SALE OR TRANSFER OF SUCH SECURITIES ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE INVESTMENT AGREEMENT, DATED AS OF JANUARY 16, 1995, AMONG CHEMICAL VENTURE CAPITAL ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP, TELEWAY, INC. AND A STOCKHOLDER OF TELEWAY, INC., AND NO SALE OR OTHER TRANSFER OF SUCH SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN MET. COPIES OF SUCH AGREEMENT ARE ON FILE AND AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICES OF TELEWAY, INC.

                                  TELEWAY, INC.

                       Warrant for the Purchase of Shares

                             of Class B Common Stock

                  FOR VALUE RECEIVED and subject to the terms and conditions contained herein, Teleway, Inc. hereby certifies that Chemical Venture Capital Associates, a California limited partnership, and its permitted assigns, are entitled to purchase, subject to receipt of all required consents and approvals, from Teleway, Inc. at any time or from time to time during the Exercise Period (as defined below) any or all of the Warrant Shares (as defined below) for the Exercise Price (as defined below). The Exercise Price shall not be subject to adjustment, except as set forth in paragraph 3 hereof.

                  1.       DEFINITIONS.

                  As used in this Warrant, the following terms have the respective meanings set forth below:

                  "Additional Shares of Class B Common Stock" shall mean any shares of Class B Common Stock issued by the Company on or after the date hereof, other than shares of Class B Common Stock issued pursuant to this Warrant.

                  "Aggregate Warrant Price" shall mean, with respect to the exercise of a portion or all of the Warrant, the Exercise Price multiplied by the number of Warrant Shares issuable upon such exercise.

                  "Appraised Value" shall mean, with respect to any Warrant Shares at a particular date, the fair saleable value of such Warrant Shares (determined without giving effect to any discount for (i) a minority interest, (ii) any lack of voting power or (iii) any lack of liquidity of the Warrant Shares or to the fact that the Company may have no class of equity securities registered under the Securities and Exchange Act of 1934, as amended), agreed upon by the Holder and the Company or, in the absence of such agreement, determined by an independent investment banking firm of nationally recognized standing (the fees and expenses of which shall be paid by the Company) selected by the Holder and reasonably acceptable to the Company (or, if the Company and the Holder are unable to agree upon an investment banking firm, mutually selected by an investment banking firm selected by the Company and an investment banking firm selected by the Holder).

                  "Book Value" shall mean, at a particular date, the consolidated book value of the Company as determined in accordance with GAAP as determined by the Company's independent public accountants (the fees and expenses of which shall be paid by the Company) as of the last day of the quarter immediately preceding such date.

                  "Business Day" shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in New York City.

                  "Class B Common Stock" shall mean the Class B Common Stock, par value $.01 per share, of the Company and any capital stock into which such Class B Common Stock may thereafter be changed, and shall also include shares of common stock of any successor or acquiring corporation referred to in paragraph 3(d) received by or distributed to the holders of such capital stock in the circumstances contemplated by paragraph 3(d).

                  "Closing Date" shall mean the date upon which this Warrant is originally issued.

                  "Company" shall mean Teleway, Inc., a Delaware corporation, or any successor corporation by merger or consolidation or otherwise.

                  "Convertible Securities" shall mean evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable, with or without payment of additional consideration in cash or property, for Additional Shares of Class B Common Stock, either immediately or upon the occurrence of a specified date or a specified event.

                  "Current Market Price" shall mean, in respect of any share of Class B Common Stock on any date herein specified, the average of the daily market prices for 30 consecutive Business Days commencing 45 days before such date. The daily market price for each such Business Day shall be (i) the last sale price on such day on the principal stock exchange on which such Class B Common Stock is then listed or admitted to trading,
         (ii) if no sale takes place on such day on any such exchange, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange or, if there is no such bid and asked prices on such day, on the next preceding date when such bid and asked prices occurred, (iii) if the Class B Common Stock is not then listed or admitted to trading on any stock exchange, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc., (iv) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the National Association of Securities Dealers selected by the Company. If there is no daily market price as described above, the "Current Market Price" shall mean the per share Book Value.

                  "CVCA" shall mean Chemical Venture Capital Associates, a California limited partnership, and any successor by merger or consolidation or otherwise.

                  "Exercise Date" shall mean the date on which the Holder exercises this Warrant, in whole or in part.

                  "Exercise Period" shall mean the period commencing on the Closing Date and ending at 5:00 p.m., New York City time, on the Termination Date.

                  "Exercise Price" shall mean a price for each Warrant Share equal to $.02, subject to adjustment hereafter pursuant only to the provisions of paragraph 3 of this Warrant.

                  "Fully Diluted Outstanding" shall mean, when used with reference to Class B Common Stock, at any date as of which the number of shares thereof is to be determined, all shares of Class B Common Stock Outstanding at such date and all shares of Class B Common Stock issuable pursuant to options, warrants or other rights to purchase or acquire, or securities convertible into, shares of Class B Common Stock, outstanding on such date (including any Warrant Shares issuable pursuant to this Warrant).

                  "GAAP" shall mean generally accepted accounting principles in the United States of America as from time to time in effect.

                  "Holder" shall mean CVCA or any transferee of this Warrant.

                  "Investment Agreement" has the meaning set forth in Section
         12.

                  "Outstanding" shall mean, when used with reference to Class B Common Stock, at any time as of which the number of shares thereof is to be determined, all issued shares of Class B Common Stock, except shares then owned or held by or for the account of the Company or any subsidiary of the Company, and shall include all shares issuable in respect of outstanding scrip or any certificates representing fractional interests in shares of Class B Common Stock.

                  "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

                  "Termination Date" shall mean the earlier of (i) January 16, 2005, and (ii) the date on which all of the Warrant Shares have been issued to the Holder pursuant to the terms of this Warrant.

                  "Warrant Shares" shall mean any of the shares of Class B Common Stock issuable upon exercise of this Warrant. The number of Warrant Shares shall initially be ____ shares of Class B Common Stock, subject to adjustment thereafter pursuant only to the provisions of paragraph 3 of this Warrant.

                  "Warrant Value Per Share" shall mean, with respect to that portion of this Warrant which is exercisable for one Warrant Share, the excess of (a) the Appraised Value of one Warrant Share issuable upon exercise thereof over (b) the Exercise Price.

                  2. EXERCISE OF WARRANT. This Warrant may be exercised, in whole at any time or in part from time to time, during the Exercise Period, by the Holder by the surrender of this Warrant (with the subscription duly executed) at the address set forth in paragraph 11(a) hereof, together with proper payment of the Exercise Price. Payment of the Exercise Price for the Warrant Shares to be issued shall be made by certified or official bank check payable to the order of the Company. In lieu of payment of all or part of the Aggregate Warrant Price with respect to all or part of the Warrant Shares, the Holder may pay the Exercise Price with respect to such Warrant Shares by surrendering to the Company that portion of this Warrant having an aggregate Warrant Value Per Share on the date of exercise equal to the Aggregate Warrant Price otherwise payable with respect thereto. If this Warrant is exercised in part, this Warrant must be exercised for a whole number of shares of the Class B Common Stock, and the Holder is entitled to receive a new Warrant covering the number of Warrant Shares in respect of which this Warrant has not been exercised. Upon such surrender of this Warrant, the Company will issue a certificate or certificates in the name of the Holder for the number of shares of the Class B Common Stock to which the Holder shall be entitled. The Company shall not be required to issue a fractional share of Class B Common Stock upon any exercise of this Warrant.

                  3. CERTAIN ADJUSTMENTS. The Exercise Price and the kind and number of shares of Class B Common Stock issuable upon exercise of this Warrant shall be subject to adjustment as set forth below in this paragraph 3. The Company shall give the registered Holder notice of any event described below which requires an adjustment pursuant to this paragraph 3 in accordance with the provisions of paragraph 4.

                           (a) ADJUSTMENT OF EXERCISE PRICE. From the Closing Date (and subject to such further adjustments, from time to time, pursuant to the other provisions of this paragraph 3), the Exercise Price shall be $.02 per Warrant Share.

                           (b) STOCK DIVIDENDS, SUBDIVISIONS AND COMBINATIONS. If at any time (other than pursuant to Section 6.6(d) of the Investment Agreement (as defined in Section 12 of this Warrant)) the Company shall:

                                 (i) fix a record date for the purpose of
                  determining the holders of its Class B Common Stock entitled to receive a dividend payable in, or other distribution of, Additional Shares of Class B Common Stock;

                                (ii) subdivide its outstanding shares of Class B
                  Common Stock into a larger number of shares of Class B Common Stock;

                               (iii) combine its outstanding shares of Class B
                  Common Stock into a smaller number of shares of Class B Common Stock; or

                                (iv) issue any shares of its capital stock or
                  other securities by reclassification of the Class B Common Stock (other than pursuant to paragraph 3(d) below);

         then the Exercise Price shall be proportionately decreased in the case of such a dividend or distribution of Additional Shares of Class B Common Stock or such a subdivision, or proportionately increased in the case of such a combination, or the kind of capital stock or other securities of the Company which may be purchased shall be adjusted in the case of such a reclassification of the Class B Common Stock, each on the record date for such dividend or distribution or effective date of such subdivision, combination or reclassification, as the case may be, such that the Holder shall be entitled to receive, upon exercise of this Warrant, the aggregate number and kind of shares of Class B Common Stock which, if the Warrant had been fully exercised immediately prior to such date, it would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution, subdivision, combination or reclassification.

                           (c) CERTAIN OTHER DIVIDENDS AND DISTRIBUTIONS. If at any time the Company shall fix a record date for the purpose of determining the holders of its Class B Common Stock entitled to receive any dividend or other distribution (including any such distribution made in connection with a consolidation or merger, but excluding any distribution referred to in subparagraph (b) above) of:

                                 (i) any evidences of indebtedness, any shares
                  of its capital stock (including Convertible Securities but excluding Class B Common Stock) or any other securities or property of any nature whatsoever; or

                                (ii) any warrants or other rights to subscribe
                  for or purchase any evidences of its indebtedness, any shares of its stock (including Convertible Securities) or any other of its securities or its property of any nature whatsoever (other than normal cash dividends or cash distributions permitted under applicable law);

         then the Exercise Price shall be adjusted to equal the Exercise Price in effect prior to such distribution or dividend multiplied by a fraction, (1) the numerator of which shall be (A) the Current Market Price per share of the Class B Common Stock on such record date minus
         (B) the amount allocable to one share of Class B Common Stock of the fair value (as determined in good faith by the Board of Directors of the Company and supported by an opinion from an investment banking firm of nationally recognized standing approved by the Holder, which approval shall not be unreasonably withheld) of any and all such evidences of indebtedness, shares of stock, other securities or property or warrants or other subscription or purchase rights so distributable, and (2) the denominator of which shall be such Current Market Price per share of Class B Common Stock. Such adjustments shall be made whenever such a record date is fixed. A reclassification of the Class B Common Stock (other than a change in par value, or from par value to no par value or from no par value to par value) into shares of Class B Common Stock and shares of any other class of stock shall be deemed a distribution by the Company to the holders of its Class B Common Stock of such shares of such other class of stock within the meaning of this subparagraph (c) and, if the outstanding shares of Class B Common Stock shall be changed into a larger or smaller number of shares of Class B Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Class B Common Stock within the meaning of subparagraph (b).

                           (d) CONSOLIDATION OR MERGER. In the case of any consolidation of the Company with or merger of the Company into another corporation or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company or such successor or purchasing corporation, as the case may be, shall execute with the Holder an agreement that the Holder shall have the right thereafter upon payment of the Exercise Price in effect immediately prior to such action to purchase upon exercise of the Warrant the kind and amount of shares and other securities and property that it would have owned or have been entitled to receive after the happening of such consolidation, merger, sale or conveyance had such Warrant been exercised immediately prior to such action. In no event shall the Holder be entitled to receive upon exercise of the Warrant shares of the surviving corporation unless each other holder of Class B Common Stock of the Company shall also receive shares of such surviving corporation in such merger, consolidation, sale or conveyance. Such agreement shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph 3. The provisions of this subparagraph
         (d) shall similarly apply to successive consolidations, mergers, sales or conveyances.

                           (e) ISSUANCE OF SHARES, WARRANTS OR OTHER RIGHTS. Except for the issuance (i) upon exercise of employee stock options of shares of Class B Common Stock in amounts not in excess of the number of such shares referred to in Section 7.3(a) of the Investment Agreement or as permitted by Section 6.6(d), (ii) to CVCA pursuant to the exercise of rights set forth in Section 7.3 of the Investment Agreement and (iii) pursuant to Section 7.9(b)(i) of the Investment Agreement, if at any time the Company shall issue or sell to any Person any Additional Shares of Class B Common Stock, or warrants or other similar rights to subscribe for or purchase any Additional Shares of Class B Common Stock or Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable (but excluding any distributions in subparagraphs (b) or (c) above), and the price per share of such Class B Common Stock or for which Class B Common Stock is issuable upon the exercise of such warrants or other rights or upon conversion or exchange of such Convertible Securities shall be less than the Current Market Price in effect immediately prior to the time of such issue or sale, then the Exercise Price shall be adjusted to equal the Exercise Price multiplied by a fraction (i) the numerator of which shall be equal to the sum of (A) the number of shares of Class B Common Stock Outstanding immediately prior to the issuance of such Additional Shares of Class B Common Stock and (B) the number of shares of Additional Shares of Class B Common Stock which the aggregate consideration received for the total number of Additional Shares of Class B Common Stock issued would purchase at the Current Market Price and (ii) the denominator of which shall be the number of shares of Class B Common Stock Outstanding after the issuance of such Additional Shares of Class B Common Stock. In the case of the issuance or sale of warrants or other rights or Convertible Securities, such adjustment shall be made on the basis that (i) the maximum number of Additional Shares of Class B Common Stock issuable pursuant to all such warrants or other similar rights or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and outstanding, (ii) the price per share for such Additional Shares of Class B Common Stock shall be deemed to be the lowest possible price per share in any range of prices per share at which such Additional Shares of Class B Common Stock are available to such holders, and (iii) the Company shall be deemed to have received all of the consideration payable therefor, if any, as of the date of the actual issuance of such warrants or other similar rights. No further adjustments of the Exercise Price shall be made upon the actual issue of such Class B Common Stock upon exercise of such warrants or other similar rights or upon the actual issue of such Class B Common Stock upon such conversion or exchange of such Convertible Securities. For the purposes of this subparagraph (e), the date as of which the Current Market Price of Class B Common Stock shall be computed shall be the earliest of (i) the date on which the Company shall enter into a firm contract for the issuance of such warrants or other similar rights or (ii) the date of actual issuance of such warrants or other similar rights. Such adjustments shall be made upon the date of the issuance or sale of such warrants or other similar rights.

                           (f) ISSUANCE OF CONVERTIBLE SECURITIES. Except for the issuance of employee stock options for shares of Class B Common Stock in amounts not in excess of the number of such shares referred to in Sections 7.3(a) and 6.6(d) of the Investment Agreement and for issuances of warrants pursuant to Section 7.3 or 7.9(b)(i) of the Investment Agreement, if at any time the Company shall issue or sell to any Person any Convertible Securities (other than securities distributed in a transaction described in subparagraphs (c) and (e) above), whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Class B Common Stock is issuable upon such conversion or exchange shall be less than the Current Market Price in effect immediately prior to the time of such issue or sale, then the Exercise Price shall be adjusted as provided in subparagraph (e) above on the basis that (i) the maximum number of Additional Shares of Class B Common Stock necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and outstanding, (ii) the price per share of such Additional Shares of Class B Common Stock shall be deemed to be the lowest possible price in any range of prices at which such Additional Shares of Class B Common Stock are available to such holders, and (iii) the Company shall be deemed to have received all of the consideration payable therefor, if any, as of the date of actual issuance of such Convertible Securities. No adjustment of the Exercise Price shall be made under this subparagraph (f) upon the issuance of any Convertible Securities which are issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights pursuant to subparagraph (e) above. No further adjustments of the Exercise Price shall be made upon the actual issue of such Class B Common Stock upon conversion or exchange of such Convertible Securities and, if any issue or sale of such Convertible Securities is made upon exercise of any warrant or other right to subscribe for or to purchase any such Convertible Securities for which adjustments of the Exercise Price have been or are to be made pursuant to other provisions of this paragraph 3, no further adjustments of the Exercise Price shall be made by reason of such issue or sale. For the purposes of this subparagraph (f), the date as of which the Exercise Price of Class B Common Stock shall be computed shall be the earliest of (i) the date on which the Company shall enter into a firm contract for the issuance of such Convertible Securities or (ii) the date of actual issuance of such Convertible Securities. Such adjustments shall be made upon each issuance of Convertible Securities and shall become effective immediately after such issuance.

                  (g) SUPERSEDING ADJUSTMENT. If, at any time after any adjustment to the Exercise Price shall have been made pursuant to subparagraphs (d), (e) or (f) above as the result of any issuance of warrants, rights or Convertible Securities, and either

                                 (i) such warrants or rights, or the right of
                  conversion or exchange in any other Convertible Securities, shall expire, and all or a portion of such warrants or rights, or the right of conversion or exchange with respect to all or a portion of such other Convertible Securities, as the case may be, shall not have been exercised; or

                                (ii) the consideration per share for which
                  shares of Class B Common Stock are issuable pursuant to such warrants or rights, or the terms of such other Convertible Securities, shall be increased solely by virtue of provisions therein contained for an automatic increase in such consideration per share upon the occurrence of a specified date or event;

         then such previous adjustment shall be rescinded and annulled and the Additional Shares of Class B Common Stock which were deemed to have been issued by virtue of the computation made in connection with the adjustment so rescinded and annulled shall no longer be deemed to have been issued by virtue of such computation. Thereupon, a recomputation shall be made of the effect of such rights or options or other Convertible Securities on the Exercise Price on the basis of

                               (iii) treating the number of Additional Shares of
                  Class B Common Stock or other property, if any, theretofore actually issued or issuable pursuant to the previous exercise of any such warrants or rights or any such right of conversion or exchange, as having been issued on the date or dates of any such exercise and for the consideration actually received and receivable therefor; and

                                (iv) treating any such warrants or rights or any
                  such other Convertible Securities which then remain outstanding as having been granted or issued immediately after the time of such increase of the consideration per share for which shares of Class B Common Stock or other property are issuable under such warrants or rights or other Convertible Securities.

                           (h) ADJUSTMENT OF NUMBER OF WARRANT SHARES. Upon each adjustment of the Exercise Price, as the case may be, pursuant to subparagraph (b), (c), (e), (f) or (g) of this paragraph 3, this Warrant shall be deemed to evidence the right to purchase, at the adjusted Exercise Price, that number of shares of Class B Common Stock obtained by multiplying the number of shares of Class B Common Stock covered by the Warrant immediately prior to such adjustment by the Exercise Price in effect prior to such adjustment and dividing the product so obtained by the Exercise Price in effect after such adjustment.

                           (i) WHEN ADJUSTMENTS TO BE MADE. No adjustment in the Exercise Price shall be required by this paragraph 3 if such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of less than 1% in such price. Any adjustment representing a change of less than such minimum amount which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this paragraph 3 and not previously made, would result in a minimum adjustment. Notwithstanding the foregoing, any adjustment carried forward shall be made no later than ten Business Days prior to the Termination Date. All calculations under this subparagraph (i) shall be made to the nearest cent. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

                           (j) FRACTIONAL INTERESTS. In computing adjustments under this paragraph 3, fractional interests in Class B Common Stock shall be taken into account to the nearest whole share.

                           (k) WHEN ADJUSTMENTS NOT REQUIRED. If the Company shall fix a record date for the purpose of determining the holders of its Class B Common Stock entitled to receive a dividend or distribution and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

                           (l) CERTAIN LIMITATIONS. Subject to the provisions of paragraph 6, there shall be no adjustment of the Exercise Price hereunder to the extent that such adjustment would cause the Exercise Price to be less than the par value per share of the Class B Common Stock, which par value shall not at any time while this Warrant is outstanding exceed $.01.

                  4. NOTICES OF ADJUSTMENTS. Whenever the Exercise Price or the number of Warrant Shares shall be adjusted pursuant to paragraph 3, the Company shall forthwith deliver to the Holder a certificate prepared by the Company, setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Company determined the fair value of any evidences of indebtedness, shares of stock, other securities or property or warrants or other subscription or purchase rights), specifying the number of Warrant Shares then issuable hereunder, the Exercise Price after giving effect to such adjustment and (if such adjustment was made pursuant to paragraph 3(b)) describing the number and kind of any other shares of stock for which the Warrant is exercisable. In the event that the Holder shall disagree with any such adjustment or with the terms of any new agreement to be entered into pursuant to paragraph 3(d), it shall notify the Company thereof and any disagreement shall be resolved by an investment banking firm of nationally recognized standing mutually agreeable to the Company and the Holder, or if the Company and the Holder are unable to agree upon an investment banking firm, an investment banking firm selected by an investment banking firm chosen by the Company and an investment banking firm chosen by the Holder.

                  5. RESERVATION OF WARRANT SHARES. The Company agrees that, upon commencement of the Exercise Period and prior to the expiration of this Warrant, the Company will at all times have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of this Warrant, the shares of the Class B Common Stock and other securities and properties as from time to time shall be receivable upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer and free and clear of all preemptive rights.

                  6. FULLY PAID STOCK; TAXES. The shares of Class B Common Stock represented by each and every certificate for Warrant Shares delivered on the exercise of this Warrant shall, at the time of such delivery, be validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights, and the Company will take all such actions as may be necessary to assure that the par value or stated value, if any, per share of the Class B Common Stock is at all times equal to or less than the then Exercise Price (after giving effect to all adjustments thereto notwithstanding the provisions of paragraph 3(l)). The Company further covenants and agrees that it will pay, when due and payable, any and all federal and state stamp, original issue or similar taxes which may be payable in respect of the issuance of any Warrant Shares or certificate therefor.

                  7. TRANSFERABILITY. This Warrant is not transferable or assignable by the Holder (other than to a majority-owned subsidiary of the Holder). Any such permitted transfer or assignment may only be effected in accordance with applicable securities laws or pursuant to exemptions therefrom. The Company may treat the registered holder of this Warrant as it appears on the Company's books at any time as the Holder for all purposes.

                  8. LOSS, ETC., OF WARRANT. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity or bond reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder a new Warrant of the like date, tenor and denomination.

                  9. HOLDER'S RIGHTS AS A STOCKHOLDER. This Warrant shall not confer upon the Holder the right to vote or to consent to or receive notice as a stockholder of the Company, as such.

                  10. SURRENDER. The Holder may at any time surrender all or a portion of this Warrant for cancellation by transmitting same to the Company at its address set forth elsewhere herein accompanied by a written notice setting forth the Holder's intention to surrender the Warrant (or such portion) for cancellation and upon such transmittal by the Holder, this Warrant (or such portion) shall become null and void and of no further force and effect.

                  11. NOTICES. Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Warrant shall be sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  (a) the Company at 1600 Stewart Avenue, Westbury, New York 11590, Attention: James F. McCann or Glenn Reed; or

                  (b) the Holder at _____________________________
         ____________________, Attention: _____________________________,

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, or three Business Days after the same shall have been deposited in the United States mail. Failure or delay in delivering copies of any notice, demand, request, approval, declaration, delivery or other communication to the person designated above to receive a copy shall in no way adversely affect the effectiveness of such notice, demand, request, approval, declaration, delivery or other communication.

                  12. INVESTMENT AGREEMENT. The Holder, the Company and certain stockholders of the Company have entered into an Investment Agreement, dated as of January 16, 1995 (as amended, supplemented or otherwise modified from time to time, the "Investment Agreement"), which includes certain provisions relating to this Warrant and the Warrant Shares.

                  13. MISCELLANEOUS.

                           (a) REMEDIES. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. Accordingly, it is agreed that the Holder shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of this Warrant and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof. Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties may have under this Warrant.

                           (b) NO INCONSISTENT AGREEMENTS. The Company will not on or after the date of this Warrant enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Holder in this Warrant or otherwise conflicts with the provisions hereof. The rights granted to the Holder hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Company's securities under any such agreements.

                           (c) SUCCESSORS AND ASSIGNS. Subject to the provisions of paragraph 7 hereof, this Warrant shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including without limitation and without the need for an express assignment, subsequent Holders of Warrant Shares.

                           (d) SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

                           (e) AMENDMENTS AND WAIVERS. The provisions of this Warrant, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company has obtained the written consent of the Holder.

                           (f) ENTIRE AGREEMENT. The provisions of this Warrant are intended by the parties as a final expression of their agreement and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, agreements, warranties or undertakings, other than those set forth or referred to herein, including with respect to the registration rights granted by the Company with respect to the Warrant Shares.

                           (g) HEADINGS. The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

                           (h) APPLICABLE LAW. This Warrant shall be governed by and construed in accordance with the laws of the State of New York. Each party hereto agrees to submit to the non-exclusive jurisdiction of the courts of the City of New York in the State of New York in any action or proceeding arising out of or relating to this Agreement.

                  IN WITNESS WHEREOF, the Company has caused this Warrant to be signed in its name by its President thereunto duly authorized.

DATED:

                                           TELEWAY, INC.


                                           By: __________________________
                                               Name:
                                               Title:


ACCEPTED BY:


CHEMICAL VENTURE CAPITAL ASSOCIATES,
A CALIFORNIA LIMITED PARTNERSHIP


By: ______________________________
    Name:
    Title:

                                  SUBSCRIPTION

                  The undersigned, _______________________, pursuant to the provisions of the foregoing Warrant, hereby agrees to subscribe for and purchase ___________ shares of the Class B Common Stock of TELEWAY, INC., covered by said Warrant, and makes payment therefor in full at the price per share provided by said Warrant.

Dated: ____________________, 199_   __________________________
                                    (Signature)
                                    __________________________
                                    (Address)
                                    __________________________

                                   ASSIGNMENT

                  FOR VALUE RECEIVED, ___________________ hereby sells, assigns and transfers unto ____________________ the foregoing Warrant and all rights evidenced thereby and does irrevocably constitute and appoint ________________, attorney, to transfer said Warrant on the books of TELEWAY, INC.

Dated: ____________________, 199_   __________________________
                                    (Signature)
                                    __________________________
                                    (Address)
                                    __________________________

                               PARTIAL ASSIGNMENT

                  FOR VALUE RECEIVED, _____________________ hereby assigns and transfers unto ___________________ the right to purchase _______ shares of the Class B Common Stock of TELEWAY, INC. by the foregoing Warrant and the rights evidenced thereby, and does irrevocably constitute and appoint ________________, attorney, to transfer said Warrant on the books of TELEWAY, INC.

Dated: ____________________, 199_   __________________________
                                    (Signature)
                                    __________________________
                                    (Address)
                                    __________________________

                                                                       EXHIBIT C

                  REDEEMABLE PAY-IN-KIND PREFERRED STOCK TERMS

                  1. CLASS AND AMOUNT. Shares of this class of Preferred Stock shall be designated as "Redeemable Pay-in-Kind Preferred Stock" (the "Redeemable PIK Preferred Stock"), and the number of shares constituting such class shall be
_________.

                  2. RANKING. The Redeemable PIK Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (a) senior to all classes of the Corporation's Common Stock, no par value (the "Common Stock"), and to all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding, including any classes or series of Preferred Stock, which by their terms expressly provide that they are junior to the Redeemable PIK Preferred Stock (collectively, the "Junior Stock"), (b) junior to all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding, including any classes or series of Preferred Stock, which by their terms expressly provide that they are senior to the Redeemable PIK Preferred Stock (collectively, the "Senior Stock") and (c) PARI PASSU with all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding, including any classes or series of Preferred Stock, which by their terms expressly provide that they rank on a parity with the Redeemable PIK Preferred Stock (collectively, the "Parity Stock").

                  3. DIVIDENDS. (a) The holders of shares of the Redeemable PIK Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends at the annual rate of $_____ per share. Such dividends shall be cumulative and shall accrue and be payable in equal quarterly payments of $____ per share (except as provided in paragraphs (c) and (d) of this Section 3) on March 15, June 15, September 15 and December 15 in each year (each of such dates being a "Dividend Payment Date"), to holders of record at the close of business on the date specified by the Board of Directors at the time such dividend is declared (the "Record Date"), in preference to dividends on the Junior Stock, commencing on the Dividend Payment Date next succeeding the date of issuance of such share (the "Issuance Date"). Any such Record Date shall be no more than 30 days prior to the relevant Dividend Payment Date to which such Record Date relates. Dividend payments made with respect to shares of Redeemable PIK Preferred Stock shall be made in additional shares of Redeemable PIK Preferred Stock at the rate of .01 share of Redeemable PIK Preferred Stock for each $1.00 of such dividend [; PROVIDED, HOWEVER, that if the Corporation intends to pay a dividend other than in Junior Stock on its Common Stock or any other Junior Stock or any Parity Stock, prior to the payment of such dividend, the Corporation shall first set aside and irrevocably deposit in trust for the holders of the

Redeemable PIK Preferred Stock money sufficient to pay the then current quarterly dividend on the Redeemable PIK Preferred Stock and all subsequent dividends on the Redeemable PIK Preferred Stock may be paid only in cash.] All dividends paid with respect to shares of Redeemable PIK Preferred Stock pursuant to this Section 3 shall be paid pro rata to the holders entitled thereto. All shares of Redeemable PIK Preferred Stock issued as a dividend with respect to the Redeemable PIK Preferred Stock will thereupon be duly authorized, validly issued, fully paid and nonassessable.

                  (b) In the case of shares of Redeemable PIK Preferred Stock issued other than in payment of a dividend, dividends shall accrue and be cumulative from the Issuance Date thereof. In the case of shares of Redeemable PIK Preferred Stock issued as a dividend, dividends shall accrue and be cumulative from the Dividend Payment Date in respect of which such shares were issued as a dividend.

                  (c) Each fractional share of Redeemable PIK Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Redeemable PIK Preferred Stock pursuant to paragraph (a) of this Section 3, and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for in paragraph (a) of this Section 3 with respect to dividends on each outstanding share of Redeemable PIK Preferred Stock. Each fractional share of Redeemable PIK Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding share of Redeemable PIK Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Redeemable PIK Preferred Stock.

                  (d) Dividends are cumulative, and, accordingly, all dividends not paid, whether or not declared, will accumulate until paid, which declaration and payment may be for all or part of the then accumulated dividends. Accrued but unpaid dividends for any past dividend periods may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to holders of record on the books of the Corporation on such record date as may be fixed by the Board of Directors, which record date shall be no more than 30 days prior to the payment date thereof. Holders of Redeemable PIK Preferred Stock will not be entitled to any dividends in excess of the full cumulative dividends provided for herein. If any dividend is not paid on the Dividend Payment Date therefor, interest shall accrue on such unpaid dividend at the rate of 10% per annum compounded quarterly from the date of such Dividend Payment Date to the date such dividend is paid. Dividends payable on the Redeemable PIK Preferred Stock for the first quarterly dividend period following the Issuance Date (or any other dividend payable for a period less than a full quarterly period) shall be computed on the basis of a 360-day year or twelve 30-day months.

                  (e) So long as any shares of the Redeemable PIK Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or make any distribution on any Junior Stock [(other than dividends or distributions payable in additional shares of Junior Stock), unless at the time of such dividend or distribution the Corporation shall have paid all accrued and unpaid dividends on the outstanding shares of Redeemable PIK Preferred Stock and shall have made provision for payment [in cash] of the then current quarterly dividend.]

                  (f) Whenever dividends on the Redeemable PIK Preferred Stock are in arrears, the Corporation shall not declare dividends on or make any other distribution in respect of any Parity Stock, except dividends paid pro rata on the Redeemable PIK Preferred Stock and all other capital stock ranking on a parity as to dividends and on which dividends are payable in arrears.

                  (g) The Corporation may not, directly or indirectly, retire, redeem, purchase or otherwise acquire any Junior Stock unless the Redeemable PIK Preferred Stock has been redeemed or retired in full.

                  (h) The Corporation may not retire, redeem, purchase or otherwise acquire any of its Parity Stock except for mandatory redemptions made in accordance with the terms of such Parity Stock, provided that at the time of any such redemption all dividends accrued on the Redeemable PIK Preferred Stock shall have been paid or set aside for payment.

                  4. LIQUIDATION PREFERENCE. (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, no distribution shall be made to the holders of shares of capital stock of the Corporation ranking junior to the Redeemable PIK Preferred Stock upon liquidation, dissolution or winding up unless, prior thereto, the holders of shares of Redeemable PIK Preferred Stock shall have received $___ per share plus an amount equal to accrued and unpaid dividends and distributions thereon to the date of such payment, whether or not declared. After payment in full of the liquidation preference of the Redeemable PIK Preferred Stock, holders of Redeemable PIK Preferred Stock shall not be entitled to receive any additional cash, property or other assets of the Corporation upon liquidation, dissolution or winding up of the Corporation.

                  (b) If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of shares of Redeemable PIK Preferred Stock pursuant to Section 4(a), then the holders of all such shares of Redeemable Preferred Stock shall, together with the holders of shares of any Parity Stock, share PRO RATA in such distribution of assets, so that the per share amount of such distribution of assets made to holders of shares of Redeemable PIK Preferred Stock and the per share amount of such distribution of assets made to holders of shares of Parity Stock shall bear to each other the same ratio that the per share amount payable to holders of shares of Redeemable PIK Preferred Stock pursuant to Section 4(a) and the per share liquidation preference payable to holders of shares of Parity Stock bear to each other.

                  (c) For the purposes of this Section 4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with any other corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

                  5. REDEMPTION.

                  (a) OPTIONAL REDEMPTION. Upon the occurrence of an Optional Redemption Event (as defined in the Investment Agreement, dated as of November __, 1994, among the Corporation, Chemical Venture Capital Associates, a California limited partnership, and certain stockholders of the Corporation (as amended, supplemented or otherwise modified from time to time), to the extent the Corporation shall have funds legally available therefor, any holder of shares of Redeemable PIK Preferred Stock, at his or its option, may cause the Corporation to redeem all or part of the shares of Redeemable PIK Preferred Stock then held by such holder, upon giving notice as hereinafter specified.

                  (b) MANDATORY REDEMPTION. On November __, in each of the years 2004, 2005 and 2006, the Corporation shall redeem, out of funds legally available therefor, the following percentage of the shares of Redeemable PIK Preferred Stock then outstanding: 2004 - 33%; 2005 - 50%; 2006 - 100% (PROVIDED that the number of such shares required to be redeemed pursuant to this Section 5(b) on each of November __, 2004 and November __, 2005 shall not be less than ____ shares).

                  If the Corporation is unable or shall fail to discharge its obligation to redeem outstanding shares of Redeemable PIK Preferred Stock pursuant to this Section 5(b) (the "Mandatory Redemption Obligation"), the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation. If and so long as the Mandatory Redemption obligation shall not be fully discharged, the Corporation shall not declare or pay any dividend or make any distribution on, or, directly or indirectly, purchase, redeem or satisfy any mandatory redemption, sinking fund or other similar obligations in respect of (i) Junior Stock (other than as a result of a reclassification of Junior Stock, or the exchange or conversion of one class or series of Junior Stock for or into another class or series of Junior Stock, or other than through the use of the proceeds of a substantially contemporaneous sale of other Junior Stock) or any warrants, rights or options exercisable for or convertible into any Junior Stock or (ii) Parity Stock.

                  (c) The redemption price for shares of Redeemable PIK Preferred Stock redeemed pursuant to Section 5 shall be equal to $____ per share. The Corporation shall pay on the date set for redemption, in addition to the redemption price for such shares, any accrued and unpaid dividends on such shares of Redeemable PIK Preferred Stock to the redemption date.

                  6. PROCEDURE FOR REDEMPTION. (a) In the event that fewer than all the outstanding shares of Redeemable PIK Preferred Stock are to be redeemed at any time pursuant to Section 5(b), the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot or pro rata as may be determined by the Board of Directors.

                  (b) In the event that the Corporation shall redeem shares of Redeemable PIK Preferred Stock pursuant to Section 5(b) hereof, notice of such redemption shall be mailed by first-class mail, postage prepaid, and mailed not less than 30 days nor more than 60 days prior to the redemption date, to the holders of record of the shares to be redeemed at their respective addresses as they shall appear in the records of the Corporation; PROVIDED, HOWEVER, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the holder to whom the Corporation has failed to give such notice or except as to the holder to whom notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Redeemable PIK Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

                  (c) In the event that any holder of shares of Redeemable PIK Preferred Stock shall elect to cause the Corporation to redeem such shares pursuant to Section 5(a), notice (a "Holder's Notice") of such election to redeem shall be mailed to the Corporation by first-class mail, postage prepaid, and mailed not less than 10 days or more than 60 days prior to the date on which such holder requests that such shares be redeemed. Each such Holder's Notice shall state: (i) a statement that the holder of shares of Redeemable PIK Preferred Stock delivering such notice is exercising his or its option to cause the Corporation to redeem such shares pursuant to Section 5(a) hereof; (ii) the date on which such requesting holder's shares of Redeemable PIK Preferred Stock are to be redeemed; and (iii) the number of shares of Redeemable PIK Preferred Stock then held by such requesting holder and the stock certificate number(s) representing such shares. Promptly (and in any event within 5 days) following receipt by the Corporation of a Holder's Notice, the Corporation shall notify the holder of the shares of Redeemable PIK Preferred Stock to which such Holder's Notice relates of the place or places where certificates for such shares are to be surrendered for payment of the redemption price pursuant to
Section 5(a).

                  (d) Notice by the Corporation having been mailed as provided in Section 6(b), in the case of redemptions pursuant to Section 5(b), or notice of election having been mailed by the holders as provided in Section 6(c), and provided that on or before the applicable redemption date funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for or entitled to redemption, so as to be and to continue to be available therefor, then, from and after the redemption date (unless the Corporation defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid), dividends on the shares of Redeemable PIK Preferred Stock so called for or entitled to redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Redeemable PIK Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the applicable redemption price and any accrued and unpaid dividends from the Corporation to the date of redemption) shall cease. Upon surrender of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and a notice by the Corporation shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price as aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.

                  7. REACQUIRED SHARES. Shares of Redeemable PIK Preferred Stock that have been issued and reacquired by the Corporation in any manner, including shares reacquired by purchase or redemption shall be cancelled and retired.

                  8. VOTING RIGHTS.

                  (a) NO GENERAL VOTING RIGHTS. [Except as otherwise provided in this Section 8, or as otherwise from time to time provided by law, the holders of shares of Redeemable PIK Preferred Stock shall have no voting rights. In exercising the voting rights provided by law or in this Section 8, each share of Redeemable PIK Preferred Stock shall have one vote per share.]

                  (b) VOTING RIGHTS UPON DIVIDEND DEFAULT.

                        (i) If, at any time six or more quarterly dividends (whether consecutive or not) on the Redeemable PIK Preferred Stock shall be in arrears, in whole or in part, or if at any time any Mandatory Redemption Obligation with respect to the Redeemable PIK Preferred Stock which has matured shall not have been fulfilled, then the number of directors constituting the Board of Directors of the Corporation shall, without further action, be increased by [two] and, in addition to any other rights to elect directors which the holders of Redeemable PIK Preferred Stock may have, the holders of all then outstanding shares of Redeemable PIK Preferred Stock, voting separately as a class and to the exclusion of the holders of all other classes of stock of the Corporation, shall be entitled to elect the directors of the Corporation to fill such newly created directorships.

                       (ii) Whenever such voting right shall have vested as aforesaid, such right may be exercised initially either at a special meeting of the holders of Redeemable PIK Preferred Stock, called as hereinafter provided, at any annual meeting of stockholders held for the purpose of electing directors, or by the written consent of the holders of Redeemable PIK Preferred Stock without a meeting pursuant to Section 228 of the Delaware General Corporation Law and thereafter at such annual meeting or by written consent. Such voting right shall continue until such time as (A) all dividends accrued on the Redeemable PIK Preferred Stock shall have been paid in full through the immediately preceding Dividend Payment Date and (B) the Corporation has fulfilled all Mandatory Redemption Obligations to the extent such obligations have matured, at which time such voting right of the holders of Redeemable PIK Preferred Stock shall terminate, subject to reinvesting in the event of each and every subsequent failure of the Corporation for the requisite period of time fully to pay dividends or to discharge its Mandatory Redemption Obligations as described above.

                      (iii) At any time after such voting power shall have been so vested in shares of Redeemable PIK Preferred Stock and such right shall not already have been exercised by written consent as aforesaid, the Secretary of the Corporation may, and upon the written request of the holders of record of at least 10% of the outstanding shares of Redeemable PIK Preferred Stock (addressed to the Secretary of the Corporation at the principal office of the Corporation) shall call a special meeting of the holders of Redeemable PIK Preferred Stock for the election of the directors to be elected by them as herein provided. Such call shall be made by notice to each holder by first-class mail, postage prepaid at its address as it appears in the records of the Corporation, and such notice shall be mailed at least 15 days but no more than 30 days before the date of the special meeting, or as required by law. Such meeting shall be held at the earliest practicable date upon the notice required for special meetings of stockholders at the place designated by the Secretary of the Corporation. If such meeting shall not be called by a proper officer of the Corporation within 30 days after receipt of such written request by the Secretary of the Corporation, then the holders of record of at least 10% of the shares of Redeemable PIK Preferred Stock then outstanding may call such meeting at the expense of the Corporation, and such meeting may be called by such holders upon the notice required for special meetings of stockholders and shall be held at the place designated in such notice. Any holder of Redeemable PIK Preferred Stock that would be entitled to vote at any such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of holders of Redeemable PIK Preferred Stock to be called pursuant to the provisions of this clause (iii).

                       (iv) At any meeting held for the purpose of electing directors at which the holders of Redeemable PIK Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of a majority of the then outstanding shares of Redeemable PIK Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof (x) the absence of a quorum of the holders of Redeemable PIK Preferred Stock shall not prevent the election of directors other than the directors to be elected by the holders of Redeemable PIK Preferred Stock, and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of the directors to be elected by the holders of Redeemable PIK Preferred Stock and (y) in the absence of a quorum of the holders of Redeemable PIK Preferred Stock, a majority of the holders of Redeemable PIK Preferred Stock present in person or by proxy shall have the power to adjourn the meeting for the election of directors which such holders are entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

                        (v) The term of office of any director elected by the holders of Redeemable PIK Preferred Stock pursuant to paragraph (b)(i) of this Section 8 in office at any time when the aforesaid voting rights are vested in the holders of Redeemable PIK Preferred Stock shall terminate upon the election of his successor at any meeting of stockholders held for the purpose of electing directors. Upon any termination of the aforesaid voting rights in accordance with paragraph
         (b)(ii) of this Section 8, the term of office of the directors elected by the holders of Redeemable PIK Preferred Stock pursuant to paragraph
         (b)(i) of this Section 8 then in office thereupon shall terminate and upon such termination the number of directors constituting the Board of Directors, without further action, shall be reduced by [two], subject always to the increase of the number of directors pursuant hereto in case of the future right of the holders of Redeemable PIK Preferred Stock to elect directors as provided herein.

                       (vi) In case of a vacancy occurring in the office of any director so elected pursuant to paragraph (b)(i) of this Section 8, the holders of a majority of the Redeemable PIK Preferred Stock then outstanding may, at a special meeting of the holders or by written consent as provided above, elect a successor to hold office for the unexpired term of such director.

                  (c) VOTING RIGHTS ON EXTRAORDINARY MATTERS. In addition to any vote or consent of stockholders required by law, the approval of the holders of a majority of the outstanding shares of Redeemable PIK Preferred Stock shall be required (i) to alter or amend any of the provisions of the Certificate of Incorporation that reflects the terms of this Redeemable PIK Preferred Stock or
(ii) to amend the Certificate of Incorporation in any manner that materially and adversely affects the Redeemable PIK Preferred Stock.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.  Definitions................................................................1

2.  Authorization Purchase and Sale and Closing...............................15
         2.1  Authorization...................................................15
         2.2  Purchase and Sale...............................................15
         2.3  Closing 16

3.  Representations and Warranties of the Company.............................17
         3.1  Organization; Authority and Standing............................17
         3.2  Authority; Execution and Delivery...............................17
         3.3  Governmental Consents and Approvals.............................18
         3.4  No Breach.......................................................18
         3.5  Capital Stock; Title; Authorization and Reservation
              of Common Stock.................................................18
         3.6  Options or Other Rights.........................................19
         3.7  Charter Documents and By-laws...................................19
         3.8  Financials; Books and Records...................................19
         3.9  No Material Adverse Change......................................20
         3.10 Compliance With Laws............................................20
         3.11 Permits 20
         3.12 Litigation......................................................20
         3.13 Contracts and Other Agreements..................................20
         3.14 Real Estate.....................................................23
         3.15 Personal Property...............................................23
         3.16 Operations of the Company.......................................24
         3.17 Regulatory Filings..............................................25
         3.18 Related Transactions............................................25
         3.19 Liabilities.....................................................26
         3.20 Brokers 26
         3.21 Employee Benefits...............................................26
         3.22 Environmental Matters...........................................28
         3.23 Taxes   28
         3.24 Disclosure......................................................30
         3.25 Offering of Securities..........................................30

4.  Representations and Warranties of McCann..................................30
         4.1  Capacity........................................................30
         4.2  Authority; Execution and Delivery...............................30
         4.3  Governmental Consents and Approvals.............................30
         4.4  No Breach.......................................................31

5.  Representations and Warranties of CVCA....................................31
         5.1  Formation.......................................................31
         5.2  Authority; Execution and Delivery...............................31
         5.3  Governmental Consents and Approvals.............................31
         5.4  No Breach.......................................................31
         5.5  Accredited Investor; Purchase Not for Distribution..............32
         5.6  Brokers 32

6. Covenants and Agreements of the Company....................................32

         6.1  Corporate Examinations and Investigations.......................32
         6.2  Regulatory Approvals............................................33
         6.3  Information.....................................................33
         6.4  Use of Proceeds.................................................34
         6.5  Legend  34
         6.6  Certain Restrictive Agreements..................................34
         6.7  Key Events......................................................37

7. Additional Covenants and Agreements of the Parties.........................37
         7.1  First Offer Right...............................................37
         7.2  Co-Sale Rights..................................................38
         7.3  Pre-emptive Right...............................................39
         7.4  No Transfer Period..............................................40
         7.5  Call of Warrants and Warrant Shares.............................40
         7.6  Board Representation............................................41
         7.7  Securities Act Compliance.......................................41
         7.8  Confidentiality.................................................42
         7.9  Treatment of McCann Debt........................................42
         7.10 Transfers by McCann of Class A Common Stock.....................43
         7.11 Limitation on Amendments to Certificate of Incorporation........43

8.  Registration Rights.......................................................43
         8.1  Demand Registration Rights......................................43
         8.2  "Piggy-back" Registration Rights................................45
         8.3  Priority in Incidental Registrations............................46
         8.4  Holdback Agreements.............................................46
         8.5  Indemnification.................................................47
         8.6  Class C Shares Exchange.........................................50

9.  Conditions Precedent to the Obligations of CVCA to Make Investments.......50
         9.1  Representations and Warranties; Covenants and Agreements........50
         9.2  Governmental Permits and Approvals; Illegality..................50
         9.3  Litigation......................................................51
         9.4  Applicable Target...............................................51
         9.5  Third Party Consents............................................51
         9.6  Compliance with Stockholders' Agreement.........................51
         9.7  Officer's Certificate...........................................51

10.  Survival of Representations and Warranties...............................51

11.  Indemnification..........................................................52
         11.1  Indemnification................................................52
         11.2  Procedure......................................................52
         11.3  No Set-Off.....................................................53

12.  Termination..............................................................53
         12.1  Termination and Abandonment....................................53
         12.2  Effect of Termination; Expenses................................53

13.  Miscellaneous............................................................54
         13.1  Publicity......................................................54
         13.2  Notices........................................................54
         13.3  Entire Agreement...............................................55
         13.4  Waivers and Amendments; Noncontractual Remedies;

               Preservation of Remedies.......................................56
         13.5  Governing Law..................................................56
         13.6  Binding Effect; Assignment Limited.............................56
         13.7  Counterparts...................................................56
         13.8  Exhibits and Schedules.........................................56
         13.9  Headings.......................................................56
         13.10 Remedies.......................................................57
         13.11 Invalidity of Provision........................................57
         13.12 Grammatical Construction.......................................57
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SCHEDULE

Schedule I   -  Investment Schedule
Schedule II  -  Disclosure Schedule


EXHIBITS

Exhibit A       Applicable Targets
Exhibit B       Form of Warrant
Exhibit C       Form of Amended and Restated Certificate of Incorporation